Exhibit 10.4

SHARE PURCHASE AGREEMENT

relating to

sale and purchase of Series E Preferred Shares

among

CDP HOLDINGS, LTD

CDP GROUP LIMITED

CDP INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

(薪得付信息技术 (上海) 有限公司)

CDP INFORMATION TECHNOLOGY (SUZHOU INDUSTRIAL PARK) CO., LTD.

(薪得付信息技术 (苏州工业园区) 有限公司)

KUNSHAN CDP INFORMATION TECHNOLOGY CO., LTD.

(昆山薪得付信息技术有限公司)

SHANGHAI CAISHUO HUMAN RESOURCES INFORMATION CONSULTING CO., LTD.

(上海才烁人才信息咨询有限公司)

DOMESTIC SUBSIDIARIES LISTED IN SCHEDULE I

OFFSHORE SUBSIDIARIES LISTED IN SCHEDULE II

GARAMOND PARTNERS LIMITED

MR. WEI WANG

MS. WEI LU

INVESTOR INVESTMENTS ASIA LIMITED

INVESTOR GROUP ASIA L. P.

ASIA VENTURES I LP

EIGHT ROADS ASIA PRINCIPALS I LP

CHINA BROADBAND CAPITAL PARTNERS II L. P.

SUMITOMO CORPORATION EQUITY ASIA LIMITED

IGC ASIA FUND V, L. P.

and

51JOB, INC.

Dated as of September 30, 2019

Section		Page
1.	DEFINITIONS	3

2.	TRANSACTION	10

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS	13

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES	31

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	32

6.	ADDITIONAL COVENANTS	32

7.	CONFIDENTIALITY AND ANNOUNCEMENTS	35

8.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT CLOSING	37

9.	CONDITIONS TO COMPANY’S OBLIGATIONS AT CLOSING	39

10.	LONG-STOP DATE	39

11.	POST-CLOSING COVENANTS OF THE WARRANTORS	39

12.	MISCELLANEOUS	41

SCHEDULE I		1

SCHEDULE II		2

SCHEDULE III		A-1

EXHIBIT A MEMORANDUM AND ARTICLES		A-1

EXHIBIT B SHAREHOLDERS’ AGREEMENT		A-1

EXHIBIT C LEGAL OPINION OF CAYMAN ISLANDS COUNSEL		C-1

EXHIBIT D DISCLOSURE SCHEDULE		F-1

i

CDP HOLDINGS, LTD

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of September 30, 2019, by and among:

1.	CDP Holdings, Ltd, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”);

2.	CDP Group Limited, a business company incorporated under the Laws of the British Virgin Islands (the “BVI Subsidiary”);

3.	CDP Information Technology (Shanghai) Co., Ltd. (薪得付信息技术 (上海) 有限公 司), a wholly foreign-owned enterprise registered in Shanghai, PRC ( the “Shanghai WFOE”);

4.	CDP Information Technology (Suzhou Industrial Park) Co., Ltd. (薪得付信息技术 (苏州工业园区) 有限公司), a wholly foreign-owned enterprise registered in Jiangsu, PRC (the “Suzhou WFOE”);

5.

Kunshan CDP Information Technology Co., Ltd. (昆山薪得付信息技术有限公司), a wholly foreign-owned enterprise registered in Jiangsu, PRC (the “Kunshan WFOE” and, together with Shanghai WFOE and Suzhou WFOE, the “WFOEs”, and each a “WFOE”);

6.	Shanghai Caishuo Human Resources Information Consulting Co., Ltd. (上海才烁人 才信息咨询有限公司), a limited liability company registered in Shanghai, PRC (the “Domestic Company”);

7.	the domestic subsidiary entities as listed in Schedule I (the “Domestic Subsidiaries”, and each a “Domestic Subsidiary”);

8.	the offshore subsidiary entities as listed in Schedule II (the “Offshore Subsidiaries”, and each an “Offshore Subsidiary”);

9.	Garamond Partners Limited, a business company incorporated under the Laws of the British Virgin Islands (“Garamond”);

10.	Wei Wang (U.S. Passport No. [ ]) (“Mr. Wei Wang”);

11.

Wei Lu (U.S. Passport No. [            ]) (“Ms. Wei Lu”, together with Mr. Wei Wang, the “Founders,” and each a “Founder”, and together with Garamond, the “Founder Shareholders,” and each an “Founder Shareholder”);

12.	Investor Investments Asia Limited, a company incorporated under the Laws of the Cayman Islands (“Investor Investments”);

13.	Investor Group Asia L. P., a limited liability partnership incorporated under the Laws of the Guernsey (“Investor Group”);

14.	Asia Ventures I LP (formerly known as Fidelity Asia Ventures Fund L.P.), a limited partnership registered in Bermuda (“Eight Roads Ventures”);

15.	Eight Roads Asia Principals I LP (formerly known as Fidelity Asia Principals Fund L.P.), a limited liability partnership incorporated under the Laws of the Bermuda (“Eight Roads Principals”);

16.	Sumitomo Corporation Equity Asia Limited, a company incorporated under the Laws of Hong Kong (“Sumitomo”);

17.	China Broadband Capital Partners II L. P., a limited liability partnership incorporated under the Laws of the Cayman Islands (“CBC ”);

18.

IGC Asia Fund V, L. P., a limited liability partnership incorporated under the Laws of the State of Delaware (“IGC Asia”, together with CBC, Eight Roads Ventures, Eight Roads Principals, Investor Investments, Investor Group and Sumitomo , the “Selling Parties” and each a “Selling Party”); and

19.	51job, Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Investor”).

(The foregoing parties collectively, the “Parties”, and each a “Party”).

RECITALS

A.

The Company is the legal and beneficial owner of all the shares of the BVI Subsidiary and Kunshan WFOE. The BVI Subsidiary is the legal and beneficial owner of all of the equity interests in each of the Shanghai WFOE, Suzhou WFOE and the Offshore Subsidiaries. Shanghai WFOE Controls the Domestic Company through the VIE Contracts.

B.

The Group is engaged in the business of providing human resources outsourcing services, including but not limited to human resources processing, payroll and benefits management, recruitment processing, flexible staffing and flexible benefits services, employee record management and on-line training, as well as ancillary insurance and financial services (the “Business”).

C.

The Company seeks expansion capital to grow the Business and, correspondingly, seeks to secure an investment from the Investor and the Investor intends to invest in the Company (the “Series E Financing”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Definitions.

1.1 For purposes of this Agreement, the following terms have the following meanings:

“2019 Share Option Plan” means the 2019 Share Option Plan to be adopted by the board of directors of the Company in replacement of the Global Share Plan, under which 22,184,979 Ordinary Shares are to be Reserved to be issued upon exercise of options of awards granted thereunder as of the date hereof.

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Investor, shall include any Person who holds Shares as a nominee for the Investor, and (c) for the purpose of Section 7.3(c) only, in respect of the Investor, shall also include (i) any shareholder of the Investor, (ii) any entity or individual which has a direct and indirect interest in the Investor, (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.

“Auditors” means Ernst &Young, external auditors to the Group.

“Board” means the Company’s board of Directors as constituted from time to time.

“Business Day” means any day, excluding Saturdays and Sundays, on which banks in the Cayman Islands, the PRC, Hong Kong and the State of New York, U.S.A. are generally open for business.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies (关于境内居民通过特殊目的公司 境外投融资及返程投资外汇管理相关问题的通知) issued by SAFE, as amended from time to time.

“Circular 7” means the Announcement issued by the State Administration of Taxation of the PRC Concerning Several Matters Relating to Corporate Income Tax on Indirect Transfer of Properties by Non-tax Resident Enterprises (国家税务总局关于非居民企业间接转让财产 企业所得税若干问题的公告), as amended from time to time.

“Circular 7 Tax” means any form of Tax payable to or imposed by the applicable PRC Governmental Authority pursuant to Circular 7.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Directors” means the directors of the Company, and “Director” means any one of them.

“Encumbrance” means any liens, mortgages, security interest, pledges, claims, restrictions, equities, charges, easements, options, rights of others, preemptive rights and encumbrances of any nature whatsoever.

“Existing ESOPs” means, collectively, the Global Share Plan (which may have been replaced by the 2019 Share Option Plan prior to the Closing), the Series C Plan and the Series D Plan.

“Existing Memorandum and Articles” means the Third Amended and Restated Memorandum of Association of the Company and the Third Amended and Restated Articles of Association of the Company, adopted on October 19, 2016.

“Existing Shareholders’ Agreement” means the Second Amended and Restated Shareholders’ Agreement dated as of October 19, 2016 by and among the Company, the existing shareholders of the Company and certain other parties thereto, which will be amended and restated in its entirety by the Shareholders’ Agreement upon the Closing.

“Financial Statements” means (i) the audited consolidated balance sheets (excluding any equity incentive plan of the Company (the “ESOP”)), profit and loss accounts and cash flow statements of the Company as of or for the fiscal years ended on December 31, 2017 and December 31, 2018, and any notes thereto, as audited by the Auditors; and (ii) the unaudited consolidated management accounts of the Company for the period from January 1, 2019 to the June, 30, 2019, excluding the ESOP, as prepared in accordance with U.S. GAAP.

“Fundamental Representations” means the representations and warranties contained in or pursuant to Sections 3.1 through 3.10 (inclusive), 3.15, 3.16, 3.27 and 3.29 of this Agreement.

“Global Share Plan” means the Global Share Plan of the Company, under which 22,184,979 Ordinary Shares are Reserved to be issued upon exercise of options of awards granted thereunder as of the date hereof.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” or “Group Companies” means the Company, the BVI Subsidiary, Offshore Subsidiaries, the WFOEs, the Domestic Company and the Domestic Subsidiaries, and their respective Subsidiaries from time to time, and “Group Company” means any one of them.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under currency, interest rate or other swaps, and all hedging and other obligations of such Person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person as lessee under leases that have been or should be, in accordance with the applicable U.S. GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such Person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrances on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnifiable Loss” with respect to any Indemnitee, means any action, claim, cost, damage, disbursement, expense, fine, liability, loss, deficiency, diminution in value, judgement, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee; and (ii) any taxes or levies that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder.

“Intellectual Property Rights” means any and all worldwide, international, PRC, or foreign patents, all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author’s rights, works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, service marks, mask works, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common law rights.

“Knowledge” means best knowledge after making due inquiry and investigation and refers to the knowledge of the directors and executive officers (at or above the level of vice president or general manager) of an entity to which knowledge is attributed.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, all liabilities, obligations and commitments of such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Material Adverse Event” or “Material Adverse Effect” means, with respect to any Person or group of Persons, any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group taken as a whole, or (ii) material impairment of the ability of any Group Company to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Event” or “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Group Companies operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, and (d) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Investor.

“Memorandum and Articles” means the Fourth Amended and Restated Memorandum of Association and the Fourth Amended and Restated Articles of Association of the Company, which shall be in the form attached hereto as Exhibit A.

“MSPE” means North Haven Private Equity Asia Cleveland Company Limited.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau Special Administrative Region and Taiwan.

“Related Party” shall mean, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least 10 percent of the outstanding voting power or equity securities or other equity interests representing at least 10 percent of the outstanding equity interests (a “Material Interest”) in such Person, and (e) any Person in which such Person holds a Material Interest.

“Reserved” means, with respect to any class or series of a company’s stock or shares to be issued in connection with the conversion there into or exchange therefor of any security or the exercise of any option, warrant or right with respect thereto, that the board of directors of such company has adopted a resolution providing that the company shall refrain from issuing such shares or a number of shares of such stock, and that such shares will remain in the authorized but unissued capital of the company, unless issued as a result of such conversion, exchange or exercise. The word “Reserve” shall have a meaning correlative to the foregoing.

“RMB” means Renminbi Yuan, the legal currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“Senior Manager” means, with respect to any Group Company, the chief executive officer of such company and any member of management reporting directly to the board of directors or chief executive officer (including, but not limited to, any vice president and head of department), managing director, chairman, or, with respect to the WFOEs, the Domestic Company and the Domestic Subsidiaries only, legal representative of such company, including without limitation Wayne WANG, Wei LU, Phil HOU, Jacky LIU and Forrest Wang.

“Series A Preferred Shares” means series A redeemable convertible preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means series B redeemable convertible preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series C Plan” means the employee stock ownership plan established under the share purchase agreement, dated February 16, 2012, by and among the Company, the Series C Investors named therein and other parties named therein, pursuant to which up to 32,307,692 Ordinary Shares are issued or issuable to Mr. Wei Wang and Ms. Wei Lu in equal proportions pursuant to options or awards granted under such plan.

“Series C Preferred Shares” means series C redeemable convertible preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series D Plan” means the employee stock ownership plan established under the share purchase agreement, dated September 30, 2016, by and among the Company, North Haven Private Equity Asia Cleveland Company Limited and other parties named therein, pursuant to which up to 40,384,740 Ordinary Shares are issued or issuable to Senior Manager pursuant to options or awards granted under such plan.

“Series D Preferred Shares” means series D redeemable convertible preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series E Preferred Shares” means Series E-1 Preferred Shares and Series E-2 Preferred Shares.

“Series E-1 Preferred Shares” means series E-1 redeemable convertible preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series E-2 Preferred Shares” means series E-2 redeemable convertible preferred shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Shareholders’ Agreement” means the Third Amended and Restated Shareholders’ Agreement to be entered into by and among the parties named therein on or prior to the Closing, which shall be in the form attached hereto as Exhibit B.

“Statement Date” means June 30, 2019.

“Subsidiary” means, with respect to any Person that is not an individual, any corporation, partnership, or other entity, Controlled by such Person.

“Taxes” or “Taxation” means and includes any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including, without limitation, income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing or similar authority in any part of the world and includes any interest, addition to tax, penalty, surcharge, fine or other charge payable or claimed in respect thereof or in connection therewith.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, Memorandum and Articles, the exhibits attached to any of the foregoing each of the other agreements and documents otherwise required, entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by any of the foregoing, and the amendments of each of the foregoing.

“Transferred Shares” means the CBC Transferred Shares, IGC Asia Transferred Shares, Investor Investments Transferred Shares, Investor Group Transferred Shares, Eight Roads Ventures Transferred Shares, Eight Roads Principals Transferred Shares, and Sumitomo Transferred Shares.

“US$” means United States Dollar, the legal currency of the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

“VIE Contracts” means a series of contracts entered into between the Shanghai WFOE, the Domestic Company and the Domestic Company’s shareholders, in order to establish the Control over the Domestic Company by the Shanghai WFOE and consolidate the Domestic Company’s financial statements into the Group, including without limitation: (i) Exclusive Business Agreement (《独家业务合作协议》) by and between the Shanghai WFOE and the Domestic Company dated June 4, 2008 and an Amendment Agreement to the Exclusive Business Agreement dated August 23, 2019, (ii) Exclusive Option Agreements (《独家购买 权协议》) by and among the Shanghai WFOE, the Domestic Company and each of the shareholders of the Domestic Company respectively dated September 30, 2016, and an Amendment Agreement to each of the Exclusive Option Agreements dated August 23, 2019, (iii) Power of Attorney (《授权委托书》) dated January 23, 2018 issued by each of the shareholders of the Domestic Company, (iv) Equity Pledge Agreement (《股权质押协议》) by and among the Shanghai WFOE, the Domestic Company and the shareholders of the Domestic Company dated April 2, 2018, and a Supplemental Agreement to the Equity Interest Pledge Agreement dated August 23, 2019, (v) the spouse consent letter signed by the spouse of each individual shareholder of the Domestic Company and (vi) capital contribution certificates for each individual shareholder of the Domestic Company and the Shareholders’ Register of the Domestic Company.

“Warrantors” means the Group Companies and the Founder Shareholders.

1.2    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Account Signatories	11.4(b)
Agreement	Preamble
Anti-Money Laundering Laws	3.29(c)
Australian Subsidiary	Schedule II
Business	Recitals
BVI Subsidiary	Preamble
CBC	Preamble
CBC Transferred Shares	2.1(b)
CBC Transfer Price	2.1(b)
Circular 7 Filings	6.6(b)
Changshu Domestic Subsidiary	Schedule I
Closing	2.2
Company	Preamble
Customer Indemnification	11.7
Dalian Domestic Subsidiary	Schedule I
Disclosing Party	7.4
Disclosure Schedule	3
Domestic Company	Preamble
Domestic Subsidiaries	Preamble
Domestic Subsidiary	Preamble
Eight Roads Principals	2.1(b)
Eight Roads Principals Transferred Shares	2.1(b)
Eight Roads Principals Transfer Price	2.1(b)
Eight Roads Ventures	Preamble
Eight Roads Ventures Transferred Shares	2.1(b)
Eight Roads Ventures Transfer Price	2.1(b)
Financing Terms	7.1
Foreign Official	3.29(b)
Founder Shareholder	Preamble
Founder Shareholders	Preamble
Founder	Preamble
Founders	Preamble
Garamond	Preamble
Governmental Subsidies	3.30
Group Intellectual Property	3.19(a)
HKIAC	12.2(b)
HK Subsidiary	Schedule II
IGC Asia	Preamble
IGC Asia Transferred Shares	2.1(b)
IGC Asia Transfer Price	2.1(b)
Indemnitee	12.3(a)
India Subsidiary	Schedule II
Insurance Brokers Domestic Subsidiary	Schedule I
Investor	Preamble
Investor Group	Preamble
Investor Group Transferred Shares	2.1(b)
Investor Group Transfer Price	2.1(b)
Investor Investments	Preamble
Investor Investments Transferred Shares	2.1(b)
Investor Investments Transfer Price	2.1(b)

Term	Section
IP Confidential Information	3.19(b)
Kunshan Domestic Subsidiary	Schedule I
Kunshan WFOE	Preamble
Licenses	3.26
Material Contracts	3.21(b)
Main Account	11.4(b)
Mr. Wei Wang	Preamble
Ms. Wei Lu	Preamble
Ningbo Domestic Subsidiary	Schedule I
Ningbo Zhixiang Domestic Subsidiary	Schedule I
Non-Disclosing Parties	7.4
Offshore Subsidiaries	Preamble
Offshore Subsidiary	Preamble
Parties	Preamble
Party	Preamble
Purchased Shares	2.1(a)
Sanctions	3.29(d)(i)(A)
Selling Parties	Preamble
Selling Party	Preamble
Series E Financing	Recitals
Service Agreement	11.7
Shanghai Domestic Subsidiary	Schedule I
Shanghai WFOE	Preamble
Shenzhen Domestic Subsidiary	Schedule I
Singapore Subsidiary	Schedule II
Songjiang Domestic Subsidiary	Schedule I
Sumitomo	Preamble
Sumitomo Transferred Shares	2.1(b)
Sumitomo Transfer Price	2.1(b)
Suzhou WFOE	Preamble
Tianjin Domestic Subsidiary	Schedule I
Tax Payment Documentation	6.6(b)
Transfer Taxes	6.6(b)
WFOE	Preamble
WFOEs	Preamble

2.	Transaction.

2.1	Subscription and Transfer of Shares.

(a)     Subject to the terms and conditions of this Agreement, the Company agrees to allot and issue to the Investor, and the Investor agrees to subscribe for 57,692,485 Series E-2 Preferred Shares (the “Purchased Shares”) at an aggregate purchase price of US$60,000,000.

(b)     Subject to the terms and conditions of this Agreement,

(i)

CBC agrees to sell to the Investor 8,793,330 Series C Preferred Shares, which shall be converted into and redesignated as 8,793,330 Series E-1 Preferred Shares(“CBC Transferred Shares”), for a total consideration of US$7,620,862 (“CBC Transfer Price”);

(ii)

IGC Asia agrees to sell to the Investor 1,357,470 Series C Preferred Shares, which shall be converted into and redesignated as 1,357,470 Series E-1 Preferred Shares, (“IGC Asia Transferred Shares”) for a total consideration of US$1,176,470.38 (“IGC Asia Transfer Price”);

(iii)

Investor Investments agrees to sell to the Investor 4,286,748 Series B Preferred Shares, which shall be converted into and redesignated as 4,286,748 Series E-1 Preferred Shares(“Investor Investments Transferred Shares”), for a total consideration of US$3,715,170.16(“Investor Investments Transfer Price”);

(iv)

Investor Group agrees to sell to the Investor 1,835,608 Series B Preferred Shares, which shall be converted into and redesignated as 1,835,608 Series E-1 Preferred Shares (“Investor Group Transferred Shares”), for a total consideration of US$1,590,855.37 (“Investor Group Transfer Price”);

(v)

Eight Roads Ventures agrees to sell to the Investor 3,935,015 Series B Preferred Shares, which shall be converted into and redesignated as 3,935,015 Series E-1 Preferred Shares(“Eight Roads Ventures Transferred Shares”), for a total consideration of US$ 3,410,335.84 (“Eight Roads Ventures Transfer Price”);

(vi)

Eight Roads Principals agrees to sell to the Investor 148,387 Series B Preferred Shares, which shall be converted into and redesignated as 148,387 Series E-1 Preferred Shares(“Eight Roads Principals Transferred Shares”), for a total consideration of US$128,601.67 (“Eight Roads Principals Transfer Price”); and

(vii)

Sumitomo agrees to sell to the Investor 2,720,436 Series B Preferred Shares, which shall be converted into and redesignated as 2,720,436 Series E-1 Preferred Shares (“Sumitomo Transferred Shares”), for a total consideration of US$2,357,704(“Sumitomo Transfer Price”).

2.2    Closing. The consummation of the sale and issuance of the Purchased Shares and Transferred Shares set forth in Section 2.1 (the “Closing”) shall take place on the tenth (10th) Business Day following the satisfaction or waiver of all of the conditions set forth in Sections 8, Sections 9 and conditions which are made express closing conditions pursuant to and set forth in Section 6 or at such other place or at such other time or on such other date as the Company, the Selling Parties and the Investor may agree in writing.

2.3 At Closing, subject to satisfaction or waiver of the conditions set forth in Sections 8 , Sections 9 and conditions which are made express closing conditions pursuant to and set forth in Section 6:

(a)    The Company shall:

(i) enter the name of Investor or its nominee in the register of members of the Company as holder of the Purchased Shares and Transferred Shares and make other necessary updates to reflect the transactions hereunder, and deliver to the Investor and the Selling Parties a copy of such updated register of members, certified to be a true and complete copy thereof by a Director, the registered office provider of the Company or a professional legal adviser to the Company;

(ii) issue and deliver to the Investor or its nominee a scanned true copy of the share certificates representing the Purchased Shares and Transferred Shares with the original of such share certificates to be delivered to the Investor within five (5) Business Days after Closing;

(iii) deliver to the Investor counterparts of this Agreement, the Shareholders’ Agreement and other Transaction Documents (other than the Memorandum and Articles) duly executed by all parties thereto other than the Investor and as promptly as practicable following the Closing but in any event no later than ten (10) Business Days after the Closing, originals of Transaction Documents(other than the Memorandum and Articles) as the Investor may reasonably request;

(iv)    enter the names of such individual appointed by the Investor as a Director pursuant to this Agreement and the Shareholders’ Agreement in the register of directors and officers of the Company, and deliver at Closing to the Investor and the Selling Parties a copy of such updated register of directors and officers, certified to be a true and complete copy thereof by a Director, the registered office provider of the Company or a professional legal adviser to the Company;

(v)    as promptly as practicable following the Closing but in any event no later than ten (10) Business Days after the Closing, a copy of the Memorandum and Articles stamped by the Registrar of Companies of the Cayman Islands;

(vi)    deliver to the Investor a counterpart of an indemnification deed, which shall be in the form attached to the Shareholders’ Agreement as Exhibit B, duly executed by the Company in favor of the Director referenced in the foregoing clause (iv);

(vii)    deliver to the Investor or its legal counsel at or before Closing a good standing certificate with respect to the Company issued by the Registrar of Companies of the Cayman Islands, dated no earlier than five (5) Business Days prior to the date of the Closing;

(viii)    deliver to the Investor or its legal counsel at or before Closing a good standing certificate with respect to the BVI Subsidiary issued by the Registrar of Companies of the British Virgin Islands, dated no earlier than five (5) Business Days prior to the date of the Closing;

(ix)    deliver to the Investor any other documents or items any Warrantor is contemplated hereunder to deliver to the Investor at or prior to Closing, including any other document or item the delivery of which is made an express closing condition pursuant to Section 8 and Section 6;

(x)    issue and deliver to each Selling Party a scanned true copy of the share certificate representing the Shares held by such Selling Party after Closing as set forth opposite to such Selling Party’s name on Schedule III with the original of such share certificate to be delivered to each Selling Party within five (5) Business Days after Closing; and

(xi)    deliver to the Selling Parties counterparts of this Agreement, the Shareholders’ Agreement and other Transaction Documents duly executed by all parties thereto other than the Investor and the Selling Parties.

(b)    Each Selling Party shall:

(i)    surrender and deliver to the Company all the share certificates originals previously issued by the Company to such Selling Party representing the Shares held by such Selling Party prior to Closing as set forth opposite to such Selling Party’s name on Schedule III in exchange for the updated share certificates prescribed in Section 2.3(a)(x).

(ii)    deliver to the Investor and the Company counterparts of this Agreement, the Shareholders’ Agreement and other Transaction Documents duly executed by it.

(c)    The Investor shall deliver to the Company and the Selling Parties a counterpart of this Agreement and the Shareholders’ Agreement executed by the Investor.

2.4    Payments.

(a)    At the Closing, subject to the terms and conditions hereof and against the delivery of the items pursuant to Section 2.3(a) and Section 2.3(b), the Investor shall:

(i)	pay to the Company the purchase price with respect to the Purchased Shares provided in Section 2.1,

(ii)	pay to CBC an amount equal to ninety percent (90%) of the CBC Transfer Price (i.e. US$6,858,775.80),

(iii)	pay to IGC Asia an amount equal to ninety percent (90%) of the IGC Asia Transfer Price (i.e. US$1,058,823.34),

(iv)	pay to Investor Investments an amount equal to ninety percent (90%) of the Investor Investments Transfer Price (i.e. US$3,343,653.15),

(v)	pay to Investor Group an amount equal to ninety percent (90%) of the Investor Group Transfer Price (i.e. US$1,431,769.83),

(vi)	pay to Eight Roads Ventures an amount equal to ninety percent (90%) of the Eight Roads Ventures Transfer Price (i.e. US$3,069,302.25),

(vii)	pay to Eight Roads Principals an amount equal to ninety percent (90%) of the Eight Roads Principals Transfer Price (i.e. US$115,741.50),

(viii)	pay to Sumitomo an amount equal to ninety percent (90%) of the Sumitomo Transfer Price(i.e. US$2,121,933.60),

by wire transfer of immediately available funds in U.S. dollars to (i) the bank account designated by the Company by notice in writing to the Investor at least five (5) Business Days prior to the date of Closing, and (ii) the bank account designated by each Selling Party by notice in writing to the Investor at least five (5) Business Days prior to the date of Closing.

(b)    upon the receipt from any Selling Party of its respective Tax Payment Documentation (as defined below), the Investor shall within five (5) Business Days thereafter, pay to such Selling Party the remaining transfer price by wire transfer of immediately available funds in U.S. dollars to such Selling Party’s bank account designated by such Selling Party by notice in writing to the Investor at least five (5) Business Days in advance, with details as follows:

(i)	wire the remaining ten percent (10%) of the CBC Transfer Price (i.e. US$762,086.20) to CBC,

(ii)	wire the remaining ten percent (10%) of the IGC Asia Transfer Price (i.e. US$117,647.04) to IGC Asia,

(iii)	wire the remaining ten percent (10%) of the Investor Investments Transfer Price (i.e. US$371,517.02) to Investor Investments,

(iv)	wire the remaining ten percent (10%) of the Investor Group Transfer Price (i.e. US$159,085.54) to Investor Group,

(v)	wire the remaining ten percent (10%) of the Eight Roads Ventures Transfer Price (i.e. US$341,033.58) to Eight Roads Ventures,

(vi)	wire the remaining ten percent (10%) of the Eight Roads Principals Transfer Price (i.e. US$12,860.17) to Eight Roads Principals,

(vii)	wire the remaining ten percent (10%) of the Sumitomo Transfer Price(i.e. US$235,770.40) to Sumitomo.

3.    Representations and Warranties of the Warrantors. Each Warrantor severally but not jointly with any other Warrantor (with respect to Section 3.1 and with respect to any specific representation or warranty qualified by reference to such Warrantor’s own Knowledge), and severally and jointly with the other Warrantors (with respect to all other provisions of this Section 3) represents, warrants and undertakes to the Investor as at the date hereof and as at the date of the Closing (unless a representation or warranty is specified to be made as at another time, in which case it shall be made at such other time), subject to the exceptions set forth in the disclosure schedule attached hereto as Exhibit D (the “Disclosure Schedule”), as follows:

3.1    Power and Authority; Enforceability; No Violation of Laws. Such Warrantor has all requisite legal power and authority to execute and deliver the Transaction Documents (and any other documents or agreements related to the Series E Financing) to which such Warrantor is a party and to carry out and perform all of its obligations thereunder in accordance with the terms thereof. Each Transaction Document (and any other documents or agreements related to the Series E Financing) to which such Warrantor is a party is enforceable against such Warrantor in accordance with the terms thereof except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar Laws now or hereafter in effect relating to creditors’ rights and remedies generally, and the execution, delivery and performance thereof do not violate any of its constitutional or organizational documents (where applicable), or any agreement or order of any court or Governmental Authority binding upon it, or any applicable Law.

3.2    Corporate Organization and Authority of the Company and the BVI Subsidiary.

(a)    The Company is an exempted company duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the Laws of the Cayman Islands.

(b)    The BVI Subsidiary is a BVI business company duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the Laws of the British Virgin Islands.

(c)    HK Subsidiary is a limited company duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the Laws of the Hong Kong.

(d)    Singapore Subsidiary is a private company limited by shares duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the Laws of the Singapore.

(e)    Australia Subsidiary is a proprietary company limited by shares duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the Laws of the Australia.

(f)    India Subsidiary is a company limited by shares duly incorporated, validly existing, authorized to exercise all its corporate powers, rights, and privileges, and in good standing under the Laws of the India.

(g)    Each of the Company, the BVI Subsidiary and Offshore Subsidiary:

(i)    has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted; and has complied with its constitutional or organizational documents in all material respects, and to each Warrantor’s Knowledge, none of the activities, agreements, commitments, obligations or rights of the such Warrantor is ultra vires, unauthorized or in violation of such constitutional or organizational documents;

(ii)    is qualified as a foreign corporation in all jurisdictions in which such qualification is required;

(iii)    except as set forth in Section 3.2(g)(iii) of the Disclosure Schedule, has provided the Investor or its counsel with copies of all executed resolutions or written consents regarding meetings and actions taken by the shareholders and directors of each of the Company, the BVI Subsidiary and Offshore Subsidiary since the time of its incorporation through the date of this Agreement;

(iv)    has properly kept in all material respects, books, records and registers required to be kept by it under any applicable Laws, and the copies of the constitutional or organizational documents of each of the Company, the BVI Subsidiary and Offshore Subsidiary supplied to the Investor are true, accurate and up-to-date;

(v)    has filed or delivered all material returns, particulars, resolutions and other documents required to be filed with or delivered to any Governmental Authority in respect of each of the Company, the BVI Subsidiary and Offshore Subsidiary; and

(vi)    has not given any powers of attorney in force, and to each Warrantor’s Knowledge, there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the usual and ordinary course of business on its behalf.

3.3    Corporate Organization and Authority of each WFOE. Each WFOE:

(a)    is a wholly foreign-owned entity duly organized (including having obtained an approval certificate for its establishment issued by the relevant agency of the PRC Ministry of Commerce), validly existing, and authorized to exercise all its corporate powers, rights, and privileges under the Laws of the PRC;

(b)    has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted; has complied with its constitutional or organizational documents in all material respects, and to each Warrantor’s Knowledge, none of the activities, agreements, commitments, obligations or rights of the WFOE is ultra vires, unauthorized or in violation of such constitutional or organizational documents;

(c)    is qualified as a foreign corporation in all jurisdictions in which such qualification is required;

(d)    except as set forth in Section 3.3(d) of the Disclosure Schedule, has provided the Investor or its counsel with copies of all executed resolutions or written consents regarding meetings and actions taken by the shareholders and directors of such WFOE since the time of its incorporation through the date of this Agreement;

(e)    has been duly approved by the relevant authorities in the PRC as a wholly foreign-owned entity held by the BVI Subsidiary or by the Company (as applicable);

(f)    has in all material respects properly kept books, records and registers required to be kept by it under any applicable Laws, and the copies of the constitutional or organizational documents of such WFOE supplied to the Investor are true, accurate and up-to-date;

(g)    has filed or delivered all material returns, particulars, resolutions and other documents required to be filed with or delivered to any Governmental Authority in respect of such WFOE; and

(h)    has not given any powers of attorney in force, and to each Warrantor’s Knowledge, there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the usual and ordinary course of business on its behalf.

3.4    Corporate Organization and Authority of each of the Domestic Company and the Domestic Subsidiaries. Each of the Domestic Company and Domestic Subsidiaries:

(a)    is a company with limited liability duly organized, validly existing, and authorized to exercise all its corporate powers, rights, and privileges under the Laws of the PRC;

(b)    has the corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now conducted, and as proposed to be conducted; has complied with its constitutional or organizational documents in all material respects, and to each Warrantor’s Knowledge, none of its activities, agreements, commitments, obligations or rights is ultra vires, unauthorized or in violation of such constitutional or organizational documents;

(c)    except as set forth in Section 3.4(c) of the Disclosure Schedule, has provided the Investor or its counsel with copies of all executed resolutions or written consents regarding meetings and actions taken by the shareholders and directors of each of the Domestic Company and the Domestic Subsidiaries since the time of its incorporation through the date of this Agreement;

(d)    has in all material respects properly kept books, records and registers required to be kept by it under any applicable Laws, and the copies of its constitutional or organizational documents supplied to the Investor are true, accurate and up-to-date;

(e)    has filed or delivered all material returns, particulars, resolutions and other documents required to be filed with or delivered to any Governmental Authority in respect of each of the Domestic Company and the Domestic Subsidiaries; and

(f)    has not given any powers of attorney in force, and to each Warrantor’s Knowledge, there are no outstanding authorities (express or implied) by which any Person may enter into any contract or commitment to do anything outside the usual and ordinary course of business on its behalf.

3.5    Capitalization of the Company.

(a)    Share Capital. After the Memorandum and Articles have been adopted and have become effective, and immediately prior to Closing, the authorized and issued share capital of the Company will be US$100,000 consisting of:

(i)    Ordinary Shares: 662,345,781 Ordinary Shares, of which exactly 98,872,713 Ordinary Shares are duly and validly issued, fully paid, non-assessable, and outstanding.

(ii)    Series A Preferred Shares: 26,500,000 Series A Preferred Shares, of which exactly 26,250,000 Series A Preferred Shares are duly and validly issued, fully paid, non- assessable, and outstanding.

(iii)    Series B Preferred Shares: 100,000,000 Series B Preferred Shares, of which exactly 95,000,000 Series B Preferred Shares are duly and validly issued, fully paid, non- assessable, and outstanding.

(iv)    Series C Preferred Shares: 90,000,000 Series C Preferred Shares, of which exactly 80,770,225 Series C Preferred Shares are duly and validly issued, fully paid, non- assessable, and outstanding.

(v)    Series D Preferred Shares: 40,384,740 Series D Preferred Shares, all of which are duly and validly issued, fully paid, non-assessable, and outstanding.

(vi)    Series E-1 Preferred Shares: 23,076,994 Series E-1 Preferred Shares, all of which are duly and validly issued, fully paid, non-assessable, and outstanding at Closing.

(vii)    Series E-2 Preferred Shares: 57,692,485 Series E-2 Preferred Shares, all of which are duly and validly issued, fully paid, non-assessable, and outstanding at Closing.

(b)    Reserved Shares. As of Closing the Company shall have Reserved (i) 30,000,000 Ordinary Shares of the Company for the conversion of Series A Preferred Shares, (ii) 150,000,000 Ordinary Shares of the Company for the conversion of Series B Preferred Shares, (iii) 80,770,225 Ordinary Shares of the Company for the conversion of Series C Preferred Shares, (iv) 40,384,740 Ordinary Shares of the Company for the conversion of Series D Preferred Shares, (v) 80,769,479 Ordinary Shares of the Company for the conversion of Series E Preferred Shares, (vi)22,184,979 Ordinary Shares issued or issuable to officers, directors, and employees of, and consultants to, the Group under the Global Share Plan (which may have been replaced by the 2019 Share Option Plan prior to the Closing), and (vii) 40,384,740 Ordinary Shares issued or issuable to Senior Manager under the Series D Plan. The Company has sufficient authorized but unissued Ordinary Shares for issuance upon exercise of the options granted under the Existing ESOP.

(c)    Other Securities. Immediately prior to Closing, save as set forth in the Existing Shareholders’ Agreement and the Existing Memorandum and Articles, or as required by the Transaction Documents or in the Memorandum and Articles, there will be no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase, subscribe or otherwise acquire or to compel the Company to issue, repurchase or redeem any equity securities of the Company.

(d)    Capitalization Immediately Before and After Closing. An accurate and complete list of the Company’s shareholders and holders of options and convertible securities and their respective holdings of the Company’s share capital, options and convertible securities, together with all unissued options reserved for issuance in each case both immediately prior to and after Closing, is set forth in Schedule III hereunder.

(e)    All of the shares of the Company held by the Founder Shareholders are as at the date hereof legally and beneficially owned by the Founder Shareholders free from any Encumbrances and all of the shares of Garamond held by the Founders are as at the date hereof legally and beneficially owned by the Founders free from any Encumbrances.

3.6    Capitalization of the BVI Subsidiary.

(a)    The BVI Subsidiary is authorized to issue 250,000,000 shares comprised of 150,000,000 ordinary shares with a par value of US$0.01 each, 85,000,000 preferred A shares with a par value of US$0.01 each and 15,000,000 preferred B shares with a par value of US$0.01 each and it has issued 103,500,000 ordinary shares of par value US$0.01 each.

(b)    There are no outstanding rights of first refusal, preemptive rights or other rights, warrants, options, conversion privileges, subscriptions, or other agreements or securities, either directly or indirectly, entitling the holder thereof to purchase, subscribe or otherwise acquire or to compel the BVI Subsidiary to increase or decrease its authorized or issued share capital or to issue, repurchase or redeem any of such capital.

(c)    All of the shares of the BVI Subsidiary are as at the date hereof legally and beneficially owned by the Company free from any Encumbrances.

3.7    Capitalization of each of the WFOEs.

(a)    Registered Capital. The registered capital of the Shanghai WFOE is US$36,080,000 and has been fully funded by the BVI Subsidiary in accordance with the terms of the Shanghai WFOE’s articles of association. The registered capital of the Suzhou WFOE is US$15,000 and has been fully funded by the BVI Subsidiary in accordance with the terms of the Suzhou WFOE’s articles of association. The registered capital of the Kunshan WFOE is US$1,000,000 and has been fully funded by the Company in accordance with the terms of the Kunshan WFOE’s articles of association. All of the equity interests of each WFOE is as at the date hereof legally and beneficially owned by the BVI Subsidiary or the Company (as applicable) free from any Encumbrances, and will at the date of the Closing be legally and beneficially owned by the BVI Subsidiary free from any Encumbrances. Such capitalization of each WFOE and the ownership of each WFOE by the BVI Subsidiary or the Company (as applicable) have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked and will remain in full force and effect at the Closing.

(b)    Other Securities. There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase, subscribe or otherwise acquire or to compel any of the WFOEs to increase or decrease its registered capital.

3.8    Capitalization of the Domestic Company.

(a)    Registered Capital. The registered capital of the Domestic Company is RMB20,000,000 and has been fully funded in accordance with the terms of the Domestic Company’s articles of association by Qiuwen Wang and Sufen Ling, with Qiuwen Wang holding 95% and Sufen Ling holding 5% of the registered capital of the Domestic Company. All of the equity interests of the Domestic Company is as at the date hereof legally owned by Qiuwen Wang and Sufen Ling, free from any Encumbrances, except as provided by the VIE Contracts. Such capitalization of the Domestic Company and the equity interests in Domestic Company by Qiuwen Wang and Sufen Ling have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

(b)    Other Securities. There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase, subscribe or otherwise acquire or to compel Domestic Company to increase or decrease its registered capital, except as provided by the VIE Contracts.

3.9    Capitalization of each of the Domestic Subsidiaries.

(a)    Registered Capital. As of the date hereof, the registered capital of the Shanghai Domestic Subsidiary is RMB2,000,000 and has been fully funded in accordance with the terms of the Shanghai Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Shanghai Domestic Subsidiary. All of the equity interests of the Shanghai Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company free from any Encumbrances. Such capitalization of the Shanghai Domestic Subsidiary and the equity interests in Shanghai Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Ningbo Domestic Subsidiary is RMB2,000,000 and has been fully funded in accordance with the terms of the Ningbo Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Ningbo Domestic Subsidiary. All of the equity interests of the Ningbo Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Ningbo Domestic Subsidiary and the equity interests in Ningbo Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Kunshan Domestic Subsidiary is RMB2,000,000 and has been fully funded in accordance with the terms of the Kunshan Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Kunshan Domestic Subsidiary. All of the equity interests of the Kunshan Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Kunshan Domestic Subsidiary and the equity interests in Kunshan Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Songjiang Domestic Subsidiary is RMB2,000,000 and has been fully funded in accordance with the terms of the Songjiang Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Songjiang Domestic Subsidiary. All of the equity interests of the Songjiang Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Songjiang Domestic Subsidiary and the equity interests in Songjiang Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Changshu Domestic Subsidiary is RMB20,000,000 and RMB2,000,000 has been funded in accordance with the terms of the Changshu Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Changshu Domestic Subsidiary. The registered capital of the Changshu Domestic Subsidiary has been funded in compliance with all applicable Laws. All of the equity interests of the Changshu Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Changshu Domestic Subsidiary and the equity interests in Changshu Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Dalian Domestic Subsidiary is RMB2,000,000 and has been fully funded in accordance with the terms of the Dalian Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Dalian Domestic Subsidiary. All of the equity interests of the Dalian Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Dalian Domestic Subsidiary and the equity interests in Dalian Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Insurance Brokers Domestic Subsidiary is RMB16,000,000 and has been fully funded in accordance with the terms of the Insurance Brokers Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Insurance Brokers Domestic Subsidiary. All of the equity interests of the Insurance Brokers Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Insurance Brokers Domestic Subsidiary and the equity interests in Insurance Brokers Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Shenzhen Domestic Subsidiary is RMB2,000,000 and has been funded in accordance with the terms of the Shenzhen Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Shenzhen Domestic Subsidiary. The registered capital of the Shenzhen Domestic Subsidiary has been funded in compliance with all applicable Laws. All of the equity interests of the Shenzhen Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Shenzhen Domestic Subsidiary and the equity interests in Shenzhen Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Tianjin Domestic Subsidiary is RMB2,000,000 and has been fully funded in accordance with the terms of the Tianjin Domestic Subsidiary’s articles of association by the Domestic Company, with the Domestic Company holding 100% of the registered capital of the Tianjin Domestic Subsidiary. All of the equity interests of the Tianjin Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Tianjin Domestic Subsidiary and the equity interests in Tianjin Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

The registered capital of the Ningbo Zhixiang Domestic Subsidiary is RMB2,000,000, with the Domestic Company holding 51% of the registered capital of the Ningbo Zhixiang Domestic Subsidiary. The payment of the registered capital of the Ningbo Zhixiang Domestic Subsidiary has been made in accordance with the PRC Laws and its articles of association. The 51% equity interests of the Ningbo Zhixiang Domestic Subsidiary is as at the date hereof legally owned by the Domestic Company, free from any Encumbrances. Such capitalization of the Ningbo Zhixiang Domestic Subsidiary and the equity interests in Ningbo Zhixiang Domestic Subsidiary by the Domestic Company have been approved by all relevant PRC authorities, which approvals are in full force and effect and have not lapsed or been revoked, and will remain in full force and effect at the Closing.

(b)    Other Securities. There are no outstanding rights of first refusal, preemptive rights, or other rights, warrants, options, conversion privileges, subscriptions, or other rights, agreements or securities, either directly or indirectly, entitling the holder thereof to purchase, subscribe or otherwise acquire or to compel any of the Domestic Subsidiaries to increase or decrease its registered capital.

3.10    Subsidiaries.

(a)    As at Closing, save for its direct holding of the BVI Subsidiary and Kunshan WFOE, its indirect holding of the Shanghai WFOE, Suzhou WFOE, Offshore Subsidiaries and the Domestic Company and the Domestic Subsidiaries as specified in this Agreement, the Company will not be the direct or indirect legal or beneficial owner of any share, equity, membership, partnership or ownership interest in any other Person.

(b)    Except for the BVI Subsidiary, the Offshore Subsidiaries, the WFOEs, the Domestic Company and the Domestic Subsidiaries and as set forth in Section 3.10(b) of the Disclosure Schedule, none of the BVI Subsidiary and the WFOEs has any Subsidiaries and no Group Company is a participant in any joint venture, partnership, or other similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.11    Financial Statements.

(a) General.

(i)    The Company has delivered to the Investor true and complete copies of Financial Statements .The Financial Statements have been prepared on a consistent basis in accordance with U.S. GAAP and the requirements of the relevant statutes.

(ii)    No change in the policies of accounting have been made in preparing the accounts of any Group Company for each of the previous financial periods of the Group Companies, except as stated in the Financial Statements.

(iii)    The Financial Statements fairly present in all material respects the assets, liabilities, capital commitments, financial condition and operating results of the Group as of the dates indicated therein and of the profits and losses and cash flows of the Group in all material respects for the period concerned.

(b)    Cayman Holding Company. CDP Holdings, Ltd is a holding company with no operations of its own (other than holding, directly or indirectly, its Subsidiaries). The Financial Statements present true and complete records of all assets and liabilities held and all expenses incurred by CDP Holdings, Ltd.

(c)    Provision for Liabilities, Etc. Full disclosure of and adequate provisions for bad and doubtful debts and all liabilities, actual, contingent or otherwise and of all financial commitments in existence have been made in the Financial Statements as of the dates indicated therein.

(d)    Extraordinary/Exceptional Items. The results shown by the Financial Statements have not (save as therein disclosed) been affected by an extraordinary or exceptional or non-recurring item or by any other circumstances rendering the financial information for the period covered by the Financial Statements unusual.

(e)    Off-Book Expenses. The Financial Statements present true and complete records of all expenses incurred by the Group Companies, and, no Group Company has incurred any off-book expenses for any of the previous periods concerned.

(f)    Provision for Taxation. The Financial Statements reserve or provide in full for all Taxation for which each Group Company was liable, and whether or not any Group Company has or may have any right of reimbursement against any other Person, the Financial Statements have provided for in full for any contingent or deferred liability to Taxation.

(g)    Acquisition of Assets. None of the Group Companies’ assets has been acquired for any consideration in excess of its net realizable value at the date of such acquisition or other than by way of a bargain at arm’s length.

(h)    Depreciation. The rates of depreciation adopted in the Financial Statements were sufficient for each fixed asset of each Group Company to be written down to nil by the end of its useful life.

(i)    Books and Financial Records. All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of each Group Company (i) have been properly and accurately kept and completed, (ii) contain no material inaccuracies or discrepancies of any kind, and (iii) give and reflect a true and fair view of the financial, contractual and trading position of each such Warrantor and of its fixed and current assets and liabilities (actual and contingent), debtors, creditors and work-in-progress.

3.12    Changes Since the Statement Date.

(a)    General Changes. Since the Statement Date until the date hereof:

(i)    the business of the Group Companies has been carried on in the usual and ordinary course, and no Group Company has entered into any transaction except in its usual and ordinary course of business; and

(ii)    there has been no Material Adverse Event with respect to any Group Company, and to the Knowledge of the Warrantors there are no facts which are likely to give rise to any such Material Adverse Event.

(b)    Specific Changes. Since the Statement Date:

(i)    CDP Holdings, Ltd has not had any operations other than the direct or indirect holding of shares or equity interests (as applicable) in its Subsidiaries.

(ii)    no Group Company has disposed of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which would be deemed to have been received for tax purposes;

(iii)    no Group Company has incurred any Liabilities, except in the usual and ordinary course of business;

(iv)    no Group Company has incurred any Indebtedness, except in the usual and ordinary course of business;

(v)    no Group Company has had any off-book income or incurred any off-book expenses;

(vi)    none of the amounts secured by the Encumbrance disclosed in the Financial Statements has been increased beyond the amount shown in the Financial Statements and no Encumbrance has been created since the Statement Date;

(vii)    no dividends, bonuses or distributions have been declared, paid or made by any Group Company;

(viii)    no payment has been made by any of the Group Companies which will not be deductible for Tax purposes either in computing the profits of the relevant Group Company or in computing the Tax chargeable on the Group;

(ix)    no Group Company has changed its financial year end;

(x)    no Group Company has made any amendment to or waiver under any constitutional or organizational documents, except as required or permitted in accordance with this Agreement and the other Transaction Documents;

(xi)    no Group Company has made any direct or indirect redemption, purchase or other acquisition of any equity securities, except as required or permitted in accordance with this Agreement and the other Transaction Documents;

(xii)    save for resolutions copies of which have been delivered to the Investor prior to the date hereof or which are required to be passed by any Group Company prior to Closing in order to satisfy the conditions set out in Section 8, no board or shareholders’ resolutions of any of the Group Companies have been passed;

(xiii)    there has not been any waiver or compromise granted by any Group Company of a valuable right or of a material debt owing to it;

(xiv)    there has not been any satisfaction or discharge of any Encumbrance, or any payment of any obligation by any Group Company, except in the usual and ordinary course of business;

(xv)    there has been no change to any Material Contract or agreement which any Group Company or any of its assets is bound by or subject to, except as required or permitted in accordance with this Agreement;

(xvi)    there has been no resignation or termination of employment of any Senior Manager of any Group Company, and there is no impending resignation or termination of employment of any Senior Manager of any Group Company that, if consummated, would constitute a Material Adverse Event with respect to such Group Company;

(xvii)    there has been no labor dispute involving any Group Company or any of its respective employees and none is pending or threatened that could result in a Material Adverse Event with respect to the Group Company;

(xviii) any commencement or settlement of any charge, claim, action, complaint, petition, investigation, suit or other proceeding, and

(xix)    any agreement or commitment to do any of the things described in (i)-(xviii) above.

3.13    Taxation.

(a)    General. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid taxes of each Group Company, whether or not assessed or disputed as of the date of each such balance sheet.

(b)    Punctual Payment. Each Group Company has duly and punctually paid all Taxation which it has become liable to pay, except as being actively contested in good faith, and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation and has complied in all material respects with all legislation relating to Taxation applicable to it.

(c)    Timely Filing. Each Group Company has timely made or filed all such returns, notifications and reports, provided all such information and documents and maintained all such records in relation to Taxation as are required to be made or provided or maintained by it; all such returns, notifications, reports, information, documents and records are true and correct and none is disputed by any relevant Governmental Authority.

(d)    No Dispute. Each Group Company is not and does not expect to be involved in any dispute in relation to Taxation and to each Warrantor’s Knowledge there is no relevant Governmental Authority which has investigated or indicated that it intends to investigate the Tax affairs of any Group Company.

(e)    Payments and Interest. No Group Company is under any obligation to make at any time any payments of interest or any annual payments for which no relief will be received, whether as a deduction or charge on income.

(f)    Deductions and Withholdings. Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

(g)    Overseas Business. Other than for the incorporation of the Company, the BVI Subsidiary and the Offshore Subsidiaries and the corporate and administrative activities relating thereto, the Group Companies have only carried on their trade, business or other activities in the PRC and do not have any overseas subsidiary or associated or related company (as such terms are used in relation to Tax in any foreign country) other than in the PRC.

(h)    All Tax credits and Tax holidays (if any) enjoyed by each Group Company established under applicable Laws since its establishment have been in material compliance with all applicable Laws and to the Knowledge of the Warrantors is not subject to reduction, revocation, cancellation or any other changes (including retroactive changes) in the future, except through change in applicable Laws published by the relevant Governmental Authorities.

(i)    Secondary Liability. To the Knowledge of the Warrantors, no event, transaction, act or omission has occurred which is likely to result in any Group Company becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person other than the Group Companies. No Governmental Authority has asserted in writing that any Group Company is liable as a transferee for a Tax of any person other than another of the Group Companies.

(j)    Classification for U.S. Tax Purposes. The Company has not made an election to be treated as a partnership nor elected to be an entity other than a corporation for U.S. federal income tax purposes.

3.14    Assets and Liabilities.

(a)    Title and Condition.

(i)    The assets included in the Financial Statements or acquired since the Statement Date (other than trading stock subsequently disposed of in the usual and ordinary course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof) and all assets used by the Group Companies:

(A)    are legally and beneficially owned by the Group or one of the Group Companies free from any Encumbrances that materially detract from the value of the property subject thereto or materially impairs the business or operations of any Group Company;

(B)    are not the subject of any agreement for lease, hire, hire purchase or sale on deferred terms;

(C)    are in the possession or under the control of the Group Companies; and

(D)    are situated in the PRC.

(ii)    Except as is not likely to cause a Material Adverse Event with respect to any Group Company, the assets owned, possessed or used by the Group Comprise are all the assets required to enable the Group to carry on its business in the usual and ordinary course.

(iii)    The asset registers of each Group Company comprise a complete and accurate record of all the plant, machinery, equipment or vehicles and other assets owned or possessed or used by each Group Company that are necessary for the conduct of each Group Company’s business.

(iv)    All assets owned or used by each Group Company are in good repair, condition and working order, have been regularly and properly maintained and no asset is dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement.

(b)    Hire Purchase and Leased Assets, Etc. Except as set forth in Section 3.14(b) of the Disclosure Schedule, no Group Company has acquired any assets under a hire, hire purchase or credit sale agreement.

(c)    Book Debts.

(i)    No part of the amount shown in the books of account of any Group Company in respect of debtors is represented by debts which are more than three months overdue for payment or by debts in respect of arrangements made other than in the usual and ordinary course of any such Group Company’s business.

(ii)    No debt has been released by any Group Company on terms that the debtor paid less than the book value of his debt and no debt owing to any such Group Company has been deferred, subordinated or written off or has proved to any extent to be irrecoverable.

3.15    Corporate Power and Authorization of Group Companies.

(a)    The Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents and, at Closing, to authorize, sell, issue and deliver the Purchased Shares to the Investor, to issue Ordinary Shares issuable upon conversion of Series E Preferred Shares, and to carry out and perform its obligations under the terms of the Transaction Documents.

(b)    Each other Group Company has all requisite legal and corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of the Transaction Documents to which it is a party.

(c)    All corporate action on the part of each Warrantor and its shareholders necessary for the authorization, execution, delivery, and performance of all obligations under the Transaction Documents to which it is a party, and for the authorization, sale, issuance and delivery of the Purchased Shares and the Ordinary Shares issuable upon conversion of the Series E Preferred Shares, has been taken, or will be taken prior to Closing.

(d)    Upon the execution and delivery thereof (assuming due authorization, execution and delivery by the Investor), the Transaction Documents shall constitute legally binding and valid obligations of each Warrantor, as applicable, enforceable in accordance with their respective terms except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar Laws now or hereafter in effect relating to creditors’ rights and remedies generally.

3.16    Validity of Purchased Shares and Transferred Shares . The Purchased Shares and, on assumption that the representations made by the Selling Parties in Section 4 are true, accurate and complete with respect to relevant Transferred Shares, the Transferred Shares, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and will be free of any Encumbrances other than restrictions on transfer under the Transaction Documents. The Ordinary Shares issuable upon the conversion of Series E Preferred Shares in accordance with the Memorandum and Articles, upon issuance in connection with such conversion, will be duly and validly issued, fully paid and non- assessable and will be free of any Encumbrances.

3.17    Litigation. There is no current or pending action, proceeding, or investigation or, to each Warrantor’s Knowledge any threatened action, proceeding or investigation against any Group Company, nor to each Warrantor’s Knowledge, any reasonable basis for any such action, proceeding or investigation, including (without limitation) any action, proceeding or investigation that challenges or calls into question the validity of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, or that would result, either individually or in the aggregate, in any Material Adverse Event with respect to the Group. There is no Governmental Order in effect against any Group Company, and none of the Group Companies is in default with respect to any Governmental Order to which it is a party or by which it is bound. There is no action, suit, proceeding, or investigation by any Group Company currently pending or which any Group Company presently intends to initiate.

3.18    Title to Properties; Liens and Encumbrances. None of the Group Companies owns any real property. Each Group Company has good and marketable title to all its properties and assets, both real and personal, including without limitation all properties and assets set forth in the Financial Statements, and has good title to all its leasehold interests, in each case free from any Encumbrance. With respect to any properties or assets leased by any Group Company, such Group Company is in compliance with all material terms of any such leases to which it is a party, and such leases are in full force and effect. Each Group Company owns or leases all properties and assets that are necessary in order for it to conduct its business, as presently conducted or proposed to be conducted.

3.19    Intellectual Property Rights.

(a)    (i) Each Group Company owns, or possesses sufficient legal rights to, all Intellectual Property Rights (including registrations and applications to register or renew such rights), and licenses of any of the foregoing necessary for its business as now conducted and as presently proposed to be conducted (collectively, the “Group Intellectual Property”), to the Knowledge of each Warrantor without any infringement of the rights of any other Person; all such rights material to the business of the Group are set forth in Section 3.19(a) of the Disclosure Schedule; (ii) there is no current or pending infringement claim or allegation against any Group Company regarding any third party’s Intellectual Property Rights nor, to the Knowledge of the Warrantors, has any such claim or allegation been threatened nor are there any facts that are likely to form the basis of any such claim or allegation; no Group Company has been informed that it has violated, infringed or misappropriated any Intellectual Property Rights of any other Person; no Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property Rights; (iii) there is not any violation by a third party of any Intellectual Property Rights of the Group Companies; (iv) the Group Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of the Group Intellectual Property; no Group Intellectual Property is the subject of any security interest, Encumbrances, license or other contract granting similar rights therein to any other Person; no Group Company has (a) transferred or assigned, (b) granted a license of, or (c) provided any Group Intellectual Property, to any Person; and (v) all former or current employees, contractors and consultants of a Group Company who contribute or contributed to the creation of any Group Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in the Group Company exclusive ownership of all right, title and interest in and to such Group Intellectual Property, to the extent not already provided by Law. To the Knowledge of the Warrantors, none of the employees currently or previously employed or otherwise engaged by any Group Company is in material violation of any current or prior confidentiality, non-competition or non-solicitation obligations to any Group Company or to any other Persons, including former employers; to the Knowledge of the Warrantors, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any Governmental Order, that would interfere with the duties of that employee to the Group Companies, or that would conflict with the Group’s business as presently conducted or proposed to be conducted; to the Knowledge of the Warrantors, it is not necessary for any of the Group Companies to utilize any Intellectual Property Rights of any employee of any Group Company created prior to employment by such Group Company.

(b)    The Group does not use any processes nor is it engaged in any activities which involve the misuse of any know-how, lists of customers or suppliers, trade secrets, technical processes or other confidential information (“IP Confidential Information”) belonging to any third party. To the Knowledge of the Warrantors, there has been no actual or alleged misuse by any person of any IP Confidential Information. To the Knowledge of the Warrantors, none of the Founders or current or former officers, employees or consultants of the Group has disclosed to any person any IP Confidential Information except where such disclosure was properly made in the normal course of the Group Companies’ business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such IP Confidential Information and is restrained from further discussing it or using it other than for the purposes for which it was disclosed by the Group Companies.

3.20    Indebtedness and Encumbrances. Except as set forth in the Financial Statements, no Group Company has any Indebtedness nor any secured creditors holding fixed or floating Encumbrances, other than (x) Indebtedness receivable or payable solely between or among the Group Companies and (y) accounts receivable and payable incurred in the ordinary course of business consistent with past practice. No Group Company is in violation of any term or provision of any Indebtedness or Encumbrances by which it is bound. No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law, nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so.

3.21    Contracts.

(a)    Validity of Contracts. Except as set forth in Section 3.21(a) of the Disclosure Schedule:

(i)    No Group Company is in material breach of any Material Contract or other transaction to which a Group Company is a party, nor has any Group Company received notice of any intention to terminate any such Material Contract or repudiate or disclaim any other transaction; no Warrantor has any Knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any Material Contract or other transaction to which a Group Company is a party.

(ii)    Neither the execution nor delivery of the Transaction Documents, nor the conduct or carrying on of the Group Companies’ business as presently conducted or proposed to be conducted, will conflict with or result in a breach of or violate the terms of, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, any material provision of any Material Contract, obligation, commitment, covenant or instrument to which a Group Company or, to the Warrantors’ Knowledge, any employee of any Group Company, is a party or by which it is bound.

(iii)    To the Knowledge of the Warrantors, no party with whom a Group Company has entered into any agreement or arrangement is in default thereunder, being a default which would constitute a Material Adverse Event with respect to the Group Company, and there are no circumstances likely to give rise to any such default.

(iv)    No Group Company is a party to any contract which, by reason of the sale of the Purchased Shares or any provision of this Agreement and/or other Transaction Agreements, gives any other contracting party the right to terminate the contract or create or increase any obligation of the Group Company (whether to make payment or otherwise) to any person.

(b)    Material Contracts. “Material Contracts” means any of the following contract or agreement currently in effect to which a Group Company is bound, including but not limited to the list of contracts set forth in Section 3.21(b) of the Disclosure Schedule :

(i)    any contract entered into other than in the usual and ordinary course of business;

(ii)    any agreement or arrangement other than by way of bargain at arm’s length;

(iii)    any sale or purchase option or similar contract or arrangement affecting any assets owned or used by any Group Company or by which any Group Company is bound;

(iv)    any contract which cannot readily be fulfilled or performed by any Group Company on time or without undue or unusual expenditure of money or effort;

(v)    any agreement whereby any Group Company is, or has agreed to become, a member of any joint venture, consortium or partnership or other unincorporated association;

(vi)    any agreement whereby any Group Company is, or has agreed to become, a party to any distributorship or agency agreement;

(vii)    any agreement with a customer which constitutes five percent or more of the annual revenues of any Group Company on an annual basis;

(viii)    any agreement with a supplier which constitutes five percent or more of the total supply of any Group Company on an annual basis;

(ix)    any agreement pursuant to which any Group Company or any of its subsidiaries license or obtain licenses to, or have arranged for the development of, Intellectual Property Rights;

(x)    any inter-company agreements and arrangements between any Group Companies;

(xi)    any of the agreements set forth in the VIE Contracts;

(xii)    any of the agreements with a Related Party outside of the ordinary course of business;

(xiii)    any of the agreements that involves obligations (contingent or otherwise) or payments in excess of RMB2,000,000 individually or in the aggregate per annum or that has terms in excess of one (1) year, including but not limited to the equity transfer agreement entered into among the Domestic Company, Shanghai Huanyu Asset Management Co., Ltd.(上海华域资产管理有限公司) and Beijing Zhongke Zhubang Engineering Technology Co., Ltd.(北京中科筑邦工程技术有限公司) on May 19, 2017, pursuant to which the Domestic Company acquires 100% equity interest of Beijing Huijin Insurance Broker Co. Ltd.(北京汇金保险经纪有限公司); and

(xiv)    involves the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving a value exceeding RMB2,000,000.

(c)    Restrictive Agreements. There are no agreements in force restricting the freedom of any Group Company to provide and take goods and services or to manage its own business affairs by such means and from and to such persons as it may from time to time think fit.

(d)    Guarantee Etc. in Respect of Services. Save for any condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual and ordinary course of business, no Group Company has given any guarantee condition or warranty or made any representation in respect of services supplied or contracted to be supplied by it or nor has it accepted any obligation that could give rise to any liability after any such services has been supplied by it.

(e)    Agreement with Shareholders. Other than the Transaction Documents and except as set forth in Section 3.21(e) of the Disclosure Schedule, the Company has not entered into any agreement with, or given any undertaking or assurance to, any of the existing shareholders of the Company or their Affiliates.

(f)    Restriction on Transfer of Equity Interests by the Company. Other than as required by the Existing Shareholders’ Agreement, the Existing Memorandum and Articles or the Transaction Documents, there are no agreements binding on the Company which prohibit or restrict the sale, disposal or transfer of any equity securities (or any interests therein) owned by the Company.

3.22    Compliance with Constitutional Documents. No Warrantor is in violation of any term or provision of its memorandum of association, articles of association or equivalent constitutive documents as in effect as of Closing. The constitutional or organizational documents of each Group Company are in the form provided to the Investor and neither the execution nor delivery of the Transaction Documents, nor the conduct or carrying on of the Group Companies’ business as presently conducted or proposed to be conducted, will conflict with or result in a breach of or violate the terms of, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, any material provision of the memorandum of association, articles of association or equivalent constitutive documents of any Group Company as in effect at Closing.

3.23    Employee Relations and Compensation Plans.

(a)    General.

(i)    Other than the employment agreements set forth in Section 3.23(a)(i) of the Disclosure Schedule, there are not in existence any contracts of service with directors of the Company nor any consultancy or management agreements with the Group Companies.

(ii)    There are not in existence any contracts of service with employees of the Group Companies which, subject to applicable Law, cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation and no Group Company has received notice of resignation from any Senior Manager, key employees or directors.

(iii)    There are no existing contracts of service with any employees of any Group Company carrying salary and of all directors entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual salary since the incorporation of such Group Company, in excess of US$200,000 per annum per person.

(iv)    The remuneration payable to the directors or employees of any Group Company is the same or lower than that in force at the Statement Date and the Company is under no obligation nor has it made any provision to alter such basis.

(v)    There are no amounts owing to any present or former directors or employees of any Group Company other than remuneration accrued or due or for reimbursement of business expenses.

(vi)    There is no agreement or understanding (contractual or otherwise) between any Group Company and any employee or ex-employee with respect to his/her employment, his/her ceasing to be employed or his/her retirement which is not included in the written terms of his/her employment or previous employment (as the case may be).

(b)    Payments on Termination. Save to the extent (if any) to which provision or allowance has been made in the Financial Statements:

(i)    no liability has been incurred by any Group Company for breach of any contract of service or for services, for payments under any applicable Laws or for any other liability accruing from the termination of any contract of employment or for services; and

(ii)    no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any present or former director or employee or any dependent of any such former director or employee in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

(c)    Compliance with Relevant Legislation, Etc. Except as set forth in Section 3.23(c) of the Disclosure Schedule, each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

(i)    complied in all material respects with all obligations imposed on it by, and all orders and awards made under, all statutes, regulations, codes of conduct and practice, customs and practices relevant to the relations between it and its employees or any trade union or the conditions of service of its employees; and

(ii)    maintained current, adequate and suitable records regarding the service of each of its employees.

(d)    Trade Union. No Group Company:

(i)    has any agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them nor does it recognize any trade union or other body representing its employees or any of them for negotiating purposes; or

(ii)    is involved in any industrial or trade disputes or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organization or body of employees and there are no circumstances likely to give rise to any such dispute.

(e)    Incentive Schemes. Except as set forth in Section 3.23(e) of the Disclosure Schedule, no Group Company has in existence nor is it proposing to introduce any share incentive scheme, share option scheme or profit sharing bonus or other such incentive scheme for all or any of its directors or employees.

3.24    Transactions with Affiliates. Except as set forth in Section 3.24 of the Disclosure Schedule, (i) no shareholder, director or Senior Manager of any Group Company, no spouse, parent, sibling or children of any such director or Senior Manager, and no entity Controlled by any of the foregoing, has any agreement, understanding, proposed transaction with, Indebtedness owing to, commitments to make loans or to extend or guarantee credit from any Group Company, other than in the usual and ordinary course of business; (ii) the sum of the value of all agreements, understandings, proposed transactions with, Indebtedness owing to, commitments to make loans or to extend or guarantee credit by all members of the Group with respect to any shareholder, director or Senior Manager of any Group Company, the spouse, parents, siblings and children of such shareholder, director or Senior Manager, and any entity in which such shareholder, director, Senior Manager or such relatives thereof have a direct or indirect ownership interest of not less than one percent do not exceed US$1,500; and (iii) no shareholder, director or Senior Manager of any Group Company, no spouse, parent, sibling or children of any such shareholder, director or Senior Manager, and no entity Controlled by any of the foregoing, has any direct or indirect ownership interest in any Affiliate of any Group Company or in any firm or corporation that competes with any Group Company.

3.25    Governmental and Third Party Consents. As of Closing, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any Governmental Authority on the part of any Warrantor will be required in connection with the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated in the Transaction Documents. The execution, delivery and performance of each Transaction Document by each Warrantor do not, and the consummation by such Warrantor of the transactions contemplated thereby will not constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Group Company or to a loss of any benefit to which any Group Company is entitled under any provision of any agreement or other instrument binding upon such Group Company or result in the creation or imposition of any Encumbrances on any asset of any Group Company.

3.26    Permits. Except as set forth in Section 3.26 of the Disclosure Schedule, each Group Company has all authorizations, approvals, franchises, permits, certificates, licenses, and any similar governmental authorization necessary for the conduct of its business as now being conducted, including without limitation valid Value-Added Telecommunication Business Operation License (增值电信业务经营许可证) (the “Licenses”), the lack of which could materially and adversely affect its business, properties or financial condition, and to the Knowledge of the Warrantors, the Group can obtain, without undue burden or expense, all Licenses for the conduct of its business as proposed to be conducted. The Licenses are in full force and effect. None of the Group Companies is in default in any material respect under any of its Licenses and has not received any notice relating to the suspension, revocation or modification of any such Licenses. No suspension, cancellation or termination of any such Licenses that has been obtained by any Group Company is pending, or to the Knowledge of the Warrantors, threatened or imminent. To the Knowledge of the Warrantors, there is no reason to believe that any of the foregoing Licenses which is subject to periodic renewal will not be granted or renewed. No Group Company has received any letter or other written communication from any Governmental Authority threatening or providing written notice of revocation of any permit issued to any Group Company or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company.

3.27    Full Disclosure. Each of the Warrantors has provided the Investor with (a) all the information that the Investor has requested in connection with deciding whether to purchase the Purchased Shares, and (b) all information that each of the Warrantors, acting reasonably, believes is necessary to enable the Investor to make an informed decision as to whether or not to purchase the Purchased Shares, all such information being true, accurate and complete and not misleading in any material respect.

3.28    No Direct Selling Efforts. No Group Company has engaged, or permitted or caused any other person to engage on its behalf, in any advertising or any other promotional activity in the United States that would constitute “directed selling efforts” (as such term is defined in Rule 902(c) of Regulation S under the United States Securities Act of 1933, as amended).

3.29    AML/Sanctions/Anti-Corruption.

(a)    No Group Company nor any Affiliates, director, or officer thereof, nor, to the Knowledge of any Group Company, any employee, agent or representative of the Group Company or of its Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence official action by that person for the benefit of any Group Company or Affiliate thereof, or to otherwise secure an improper business advantage for the Group Company or Affiliate thereof; and the Group Companies and Affiliates thereof have conducted their businesses in material compliance with applicable anti-corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws and with the representation and warranty contained herein.

(b)    No Group Company nor any Affiliates, director, or officer thereof, nor, to the Knowledge of any Group Company, any employee, agent or representative of the Group Company or of its Affiliates, has knowingly offered, promised, authorized or made, directly or indirectly, payments or other inducements to any Foreign Official (as defined herein) in order to assist any Group Company to obtain or retain business for or with, or directing business to, any person, in any case in violation of the United States Foreign Corrupt Practices Act or other applicable Laws. For the purposes of this Section 3.29(b), “Foreign Official” means an employee of a Governmental Authority, a foreign official, a member of a foreign political party, a foreign political candidate, an officer of a public international organization, or an officer or employee of a PRC state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act.

(c)    The operations of the Group are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements and the applicable anti-money laundering statutes of jurisdictions where the Group Companies conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti- Money Laundering Laws”) , and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving any Group Company with respect to the Anti- Money Laundering Laws is pending or, to the Knowledge of any Group Company, threatened.

(d)    (i)    No Group Company nor any Affiliates, director, or officer thereof, nor, to the Knowledge of any Group Company, any employee, agent or representative of the Group Company or of its Affiliates, is a Person that is, or is owned or Controlled by a Person that is:

(A)    the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor;

(B)    located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

(ii)    No Group Company has knowingly engaged in, or is now knowingly engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or that appears on a list of designated persons maintained by a relevant authority in the U.S., EU or UK.

3.30    Compliance with Laws and Governmental Orders.

(i)    Except as set forth in Section 3.30 of the Disclosure Schedule, each Group Company has been, and is conducting its business in compliance in all material respects with all Laws and all Governmental Orders that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including without limitation all Laws of the PRC with respect to human resources, mergers, acquisitions, foreign investment and foreign exchange transactions.

(ii)    No Group Company has received any notice from any Governmental Authority regarding (i) any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law or Governmental Order or (ii) any actual, alleged, possible or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company is not under investigation with respect to a material violation of any Law or Governmental Order.

(iii)    each holder or beneficial owner of an equity security of a Group Company (other than any natural Person who is an ultimate shareholder of an Investor), who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting and/or registration requirements under the SAFE rules and regulations, and has made all oral or written filings, registrations, reporting or any other communications required by SAFE. No Group Company has, nor, to the Knowledge of the Warrantors, has any holder of equity security of a Group Company, received any written inquiries, notifications, orders or any other form of official correspondence from SAFE with respect to any actual or alleged non-compliance with SAFE rules and regulations.

3.31    Governmental Subsidies. Section 3.31 of the Disclosure Schedule sets forth the subsidies, exemptions or other preferential arrangements received from Governmental Authorities by the Group Companies (the “Governmental Subsidies”) as of the date hereof. No Group Company is aware that the Governmental Subsidies are not in full force and effect or not in compliance with applicable Laws. No Group Company has received any notice relating to the suspension, revocation or modification of any such Governmental Subsidies.

3.32    Brokers and Finders. Except as set forth in Section 3.32 of the Disclosure Schedule, none of the Warrantors has retained any investment banker, broker, or finder and there are no fees or charges due or payable to third parties (other than reasonable legal fees) in connection with the transactions contemplated by this Agreement.

3.33    No Registration Rights. Save for the rights to be granted under the Existing Shareholders’ Agreement and the Shareholders’ Agreement, none of the Group Companies has granted any registration rights to any third party with respect to sales of any of its securities.

3.34    Prior Rights. The Company has not granted any right to any holder of shares of the Company which is preferential in nature to the rights exercisable by holder(s) of the Purchased Shares.

4.    Representations and Warranties of the Selling Parties. As of the date hereof and as at the date of the Closing, each Selling Party, severally but not jointly, represents and warrants to the Investor as follows:

4.1    Organization and Existence. Such Selling Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2    Power and Authority; Enforceability; No Violation of Laws. Such Selling Party has all requisite legal power and authority to execute and deliver the Transaction Documents (and any other documents or agreements related to the Series E Financing) to which such Selling Party is a party (to the extent performance is required of it) and to carry out and perform all of its obligations thereunder in accordance with the terms thereof. All actions on the part of each Selling Party (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Selling Party thereunder, and the authorization of transfer of the Transferred Shares, have been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by each Selling Party. When executed and delivered by it, and assuming execution and delivery by the other parties thereto, each Transaction Document (and any other documents or agreements related to the Series E Financing) to which such Selling Party is a party is enforceable against such Selling Party in accordance with the terms thereof except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar Laws now or hereafter in effect relating to creditors’ rights and remedies generally, and the execution, delivery and performance thereof do not violate any of its constitutional or organizational documents (where applicable), or any agreement or order of any court or Governmental Authority binding upon it, or any applicable Law. The execution, delivery and performance of each Transaction Document by each Selling Party do not, and the consummation by such Selling Party of the transactions contemplated thereby will not require any consent or other action by any Person.

4.3    Ownership of Transferred Shares. Such Selling Party legally and beneficially owns its respective Transferred Shares, free and clear from any Encumbrance, together with all rights and benefits attaching thereto.

5.    Representations and Warranties of the Investor. As of the date hereof, the Investor represents and warrants to the other Parties as follows:

5.1    Authorization. When executed and delivered by it, and assuming execution and delivery by the other parties thereto, each of the Transaction Documents will constitute a legally valid and binding obligation of the Investor, enforceable in accordance with its terms.

5.2    Investment. The Purchased Shares to be purchased by it hereunder, and the Ordinary Shares issuable upon conversion thereof, will be acquired for investment for its own account, and not with a view to the sale or distribution of any part thereof (other than in compliance with applicable securities Law).

5.3    Organization and Authority. It (i) is an entity duly organized and validly existing in its jurisdiction of organization, and (ii) has the power and authority to enter into and (to the extent performance is required of it) to perform its obligations under the Transaction Documents to which it is a party.

5.4    Receipt of Information. It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and the business, properties and financial condition of the Group Companies. The foregoing representation, however, does not limit or modify the representations and warranties of the Warrantors under this Agreement or the right of the Investor to rely thereon.

6.    Additional Covenants.

6.1    Resolutions, Contracts or Commitments. Each of the Warrantors, severally and jointly, covenants with the Investor that, except as required by the Transaction Documents, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed nor shall any contract or commitment (other than commercial agreements entered into in the usual and ordinary course of business) be entered into prior to the Closing without the written consent of the Investor.

6.2    Executory Period Covenants. Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted by any of the Transaction Documents or with the written consent of the Investor, from the date hereof and at all times up to and including the earlier of Closing or the termination of this Agreement, the Company shall comply with, the Founders shall cause the Company to comply with, and the Founders and the Company shall cause each other Group Company to comply with the following restrictions and requirements:

(a)    carry on its business in the usual and ordinary course consistent with past practice and use reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group Companies;

(b)    ensure that there is no change to the method of accounting or accounting practice (including, without limitation, revenue recognition policies) of the Group Companies, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

(c)    ensure that each of the Group Companies conducts its business and provides services in compliance with applicable PRC Laws on labor and employment, and that the Group’s flexible staffing services will not be deemed to be labor dispatching services by any Governmental Authority;

(d)    ensure that the Company engages in no operations other than the direct or indirect holding of shares or equity interests (as applicable) in its Subsidiaries, and that the Company itself will not incur any Liabilities or Indebtedness;

(e)    ensure that no Group Company will have any off-book income or incur any off-book expenses;

(f)    ensure that, any Service Agreement (as defined below) to be entered into between the Group and any customers be made or revised to provide that the amount of Customer Indemnification (as defined below) that the Group in the aggregate is subject to pursuant to such Service Agreement will not exceed the maximum amount of service fees or other income that the Group in the aggregate will generate under such Service Agreement;

(g)    not amend, alter or repeal, whether by merger, reclassification or otherwise any provision of its articles of incorporation and by-laws or equivalent constitutional documents;

(h)    not increase, reduce, consolidate, sub-divide or cancel its authorized and issued share capital;

(i)    not change its name or the name under which it carries on business; (j) not change its jurisdiction of incorporation;

(k)    not make any composition or arrangement with its creditors;

(l)    not pass any resolution which would result in its winding up, liquidation or entering into administration or receivership;

(m)    not change the nature or scope (including the geographical scope) of the Business or carry on any type of business not ancillary or deviating from the Business; not consolidate or merge with any other business, which is not part of its existing Business as at the date hereof;

(n)    not offer, sell or issue, or enter into any agreement or issue any instrument providing for the offer, sale or issuance (contingent or otherwise) of, any shares or convertible securities, or any equity securities of any of the Group Companies;

(o)    not increase the number of shares available for grant or issuance under any share option plan or other share incentive plan or arrangement or make any amendment to or terminate any such plan or arrangement including, without limitation, the Existing ESOPs;

(p)    not incur any expenditure or enter into any transaction or otherwise take any action that is not in the usual and ordinary course of business;

(q)    not make any investment or incur any commitment in excess of US$50,000 in respect of any one transaction or in any related transactions;

(r)    not incur any Indebtedness;

(s)    not sell, dispose of or transfer any of its assets, business or shares where the value of such sale, disposal or transfer in a single transaction or a series of transactions exceeds US$50,000;

(t)    not create any Encumbrance (other than a lien arising by operation of Law) over the whole or any part of its undertaking, property or assets;

(u)    not enter into any contract for transaction other than in the usual and ordinary course of business and on arm’s length terms;

(v)    not make any loan or advance (except to its wholly-owned Subsidiary) or give any credit (except trade credit to customers in the usual and ordinary course of business); and

(w)    not give any guarantee or indemnity for or otherwise secure the liabilities or obligations of any Person (except in favor of its wholly-owned Subsidiary in the usual and ordinary course of business).

6.3    Compliance with Applicable Law. Each of the Group Companies shall, and the Founders shall cause each of the Group Companies to, comply with all applicable Laws in all aspects, including but not limited to applicable PRC Laws, rules and regulations relating to human resources, telecommunication business, Intellectual Property Rights, anti-monopoly, anti-bribery, Taxation, employment, and social welfare and benefits.

6.4    Material Adverse Event. Each of the Group Companies shall, and the Founders shall cause each of the Group Companies to, promptly notify the Investor of any Material Adverse Event with respect to any Group Company, or any facts which are reasonably expected to give rise to any Material Adverse Event.

6.5    VIE Contracts. Prior to the Closing, the Shanghai WFOE, the Domestic Company and the individual shareholders of the Domestic Company shall have duly entered into the amended and restated VIE Contracts in form and substance satisfactory to the Investor and its legal counsel.

6.6    Tax Covenant.

(a)    Each Warrantor shall cause each Group Company to:

(i)    meet all payment, withholding, and all other Tax compliance obligations, as required under all applicable Laws, unless otherwise consented by the Investor;

(ii)    at all times deal at arm’s length with any other Group Company or any Related Party, unless otherwise consented by the Investor;

(iii)    properly withhold and pay all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any employees, external individual advisors and/or other Persons in accordance with applicable Tax Laws, unless otherwise consented expressly by the Investor;

(iv)    comply with applicable Laws related to the PRC Tax invoices and obtain all proper tax invoices which truly reflect the nature and substance of the business;

(v)    conduct business so that it does not have a trade or business, agency, branch or a permanent establishment or become a tax resident in a country outside its country of incorporation, unless otherwise approved by the Board; and

(vi)    take or cause to be taken all reasonable actions, provide all required information (including without limitation the financial statements), and assist and cooperate with each Selling Party in doing all things necessary or desirable to complete the Circular 7 Filings (as defined below) in the most expeditious manner practicable.

(b)    Each Selling Party shall (i) be responsible for and pay, or cause to be paid, any transfer, documentary, sales, use, registration, real property, stamp or other similar Taxes imposed as a result of the transactions contemplated hereby in respect of the transfer and sale of the respective Transferred Shares and any penalties or interest with respect to any of the foregoing, in each case required to be paid by each Selling Party under applicable Laws (collectively, “Transfer Taxes”) and (ii) be liable to file all necessary return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax and other documentation with respect to such Transfer Taxes.

Without limiting the foregoing, each Selling Party shall (i) make or cause to be made a filing with the competent PRC tax authority pursuant to Circular 7 in respect of the transfer and sale of the respective Transferred Shares under this Agreement within the time limit required by Circular 7 (the “Circular 7 Filings”), and (ii) pay or cause to be paid any form of Tax payable to or imposed by the applicable PRC Governmental Authority pursuant to Circular 7 with respect to the transfer and sale of the respective Transferred Shares under this Agreement owed by each Selling Party in such amount and at such time as determined by the competent PRC tax authority. Each Selling Party shall be responsible for any increased interests on the relevant Circular 7 Tax payable by such Selling Party with respect to the transfer and sale of the respective Transferred Shares under this Agreement or other costs (if any) caused by any failure by such Selling Party to make the Circular 7 Filings within the time limit required by Circular 7. Each Selling Party shall use commercially reasonable efforts to complete tax filing and payment with respect to the transfer and sale of the respective Transferred Shares contemplated hereunder with the competent PRC tax authority within twelve (12) months following the date of this Agreement, and shall provide the Investor with a copy of the tax clearance certificate or other documents of the same effect issued by the relevant PRC tax authority evidencing that the applicable taxes have been properly paid (the “Tax Payment Documentation”).

(c)    Each Selling Party agrees to indemnify and hold harmless the Investor from and against any and all of the losses, Liabilities, damages, claims, obligations, penalties, costs and expenses actually incurred or suffered by the Investor arising out of or resulting from the failure by such Selling Party to perform or timely perform its obligations with respect to the Circular 7 Filings or pay, if applicable, the Circular 7 Tax, in either case in accordance with the Section 6.6(b), provided that the maximum liability of each Selling Party under this subsection (c) shall be an amount equivalent to its respective Circular 7 Tax and any other additional penalties, costs and expenses (if any) actually incurred or suffered by the Investor arising out of or resulting from the failure by such Selling Party to perform or timely perform its obligations with respect to the Circular 7 Filings.

6.7    Governmental Subsidies. The Company shall, the Founders shall cause the Company to, and the Founders and the Company shall cause each other Group Company to, use commercially reasonable efforts to maintain and/or renew the Governmental Subsidies, and not to take any actions that would reasonably be expected to cause the Governmental Subsidies be suspended, revoked or modified in anyway adverse to such Group Company.

7.    Confidentiality and Announcements.

7.1    Disclosure of Terms. Each Party acknowledges that the terms and conditions (collectively, the “Financing Terms”) of the Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. The Investor agrees with the Company that it will keep confidential and will not disclose or divulge any information which the Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and, the Investor, or pursuant to information rights granted under the Shareholders’ Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of the Investor, or unless the Company gives its written consent to the Investor’s release of the information.

7.2    Press Releases. The Company may issue a press release disclosing that the Investor has invested in the Company only after the Investor has publicly disclosed such information. In addition, any press release related to the investment must be approved in advance in writing by the Investor. The Investor’s name and the fact that the Investor is a shareholder in the Company can be included in a reusable standardized press statement that has been approved in writing by the Investor, provided that such standardized press statement is reproduced in exactly the form in which it was approved by the Investor. No other announcement regarding the Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investor’s prior written consent.

7.3    Permitted Disclosures. Notwithstanding anything herein to the contrary:

(a)    the Company may disclose any of the Financing Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such persons or entities are under appropriate non-disclosure obligations imposed by professional ethics, Law or otherwise;

(b)    the Investor may disclose its investment in the Company (and in connection with such disclosure, may disclose the name of the Company and the general nature of the Company’s business) to third parties or to the public at its sole discretion, provided that any other disclosure shall be subject to the Company’s approval and that any information disclosed in a press release or other public announcement by the Investor may (after such disclosure) be disclosed by the Company to third parties;

(c)    the Investor shall have the right to disclose:

(i)    any information to the Investor’s and/or its fund manager’s and/or its Affiliate’s and/or its successor’s legal counsel, auditor, insurer, accountant, consultant or to an officer, director, general partner, limited partner, fund manager, shareholder, investor, investment counsel or advisor, or employee of the Investor and/or its Affiliate and/or its successor; provided, however, that any counsel, auditor, insurer, accountant, consultant, officer, director, general partner, limited partner, fund manager, shareholder, investor, investment counsel or advisor, or employee shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, Law or otherwise;

(ii)    any information for fund and inter-fund reporting purposes;

(iii)    any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company;

(iv)    any information to a bona fide prospective investor of a successor fund of the Investor; and

(v)    any information contained in press releases or public announcements of the Company pursuant to Section 7.2 above.

(d)    the confidentiality obligations set out in Section 7.1 do not apply to:

(i)    information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party or, after it was furnished to that Party, entered the public domain other than as a result of (A) a breach by that Party of this Section 7 or (B) a breach of a confidentiality obligation by the discloser, where the breach was known to that Party;

(ii)    information the disclosure of which is necessary in order to comply with any applicable Law, the order of any court, the requirements of a stock exchange or to obtain Tax or other clearances or consents from any relevant authority; or

(iii)    information disclosed by any Director of the Company to its appointer or any of its Affiliates or otherwise in accordance with the foregoing provisions of this Section 7.3.

7.4    Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence of this Agreement or any Financing Terms in contravention of the provisions of this Section 7, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate Party may seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non- Disclosing Party.

7.5    Use of the Name or Logo of the Investor or the Selling Parties.

(a)    Without the prior written consent of the Investor, and whether or not the Investor is then a shareholder of the Company, none of the other Parties shall use, publish or reproduce the name “51job” or “前程无忧”, “无忧工作网” or any logo of the Investor or any similar name, trademark, or logo in any advertisement, press release, professional or trade publication, marketing or advertising or promotional materials, or in any other manner. The Investor’s name and the fact that the Investor is an investor in the Company may be included as a standardized text in multiple press releases by the Company, so long as the Investor has approved such standardized text and such text is reproduced in the same form in which it was approved.

(b)    Without the prior written consent of the relevant Selling Party, and whether or not such Selling Party is then the shareholder of the Company, none of the Group Companies, their shareholders (excluding such Selling Party) and the Founders shall use, publish or reproduce the names of such Selling Party or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes.

7.6    Other Information. The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

8.    Conditions to the Investor’s Obligations at Closing. The obligations of the Investor under Section 2 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions, except to the extent waived in writing by the Investor:

8.1    Representations and Warranties of the Warrantors. The representations and warranties of the Warrantors set forth in Section 3 and Section 4 shall have been true, accurate and complete when made and shall be true, accurate and complete as of the Closing with the same force and effect as if made as of the Closing (unless a representation or warranty is specified to be made as at another time, in which case it shall be true, accurate and complete at such other time).

8.2    No Material Adverse Event. No Material Adverse Event with respect to any Group Company shall have occurred or shall be likely to occur.

8.3    Closing Certificates. The Investor shall have received a certificate or certificates duly executed by each Warrantor certifying the fulfillment of the conditions in Section 8 and conditions which are made express closing conditions pursuant to and set forth in Section 6.

8.4    Performance. Each of the Warrantors and Selling Parties shall have performed or fulfilled all the terms, obligations, and conditions in this Agreement required to be performed or fulfilled by such entity before Closing, including execution of the Shareholders’ Agreement and the other Transaction Documents to which it is a party, shall have delivered such Transaction Documents to such Investor, and shall have obtained all approvals, consents and qualifications necessary to complete the sale of the Purchased Shares and the transfer of the Transferred Shares (including without limitation any waivers of rights of first refusal, preemptive rights, put or call rights, or other similar rights, if any, in respect of the issuance of Purchased Shares).

8.5    Qualifications. All authorizations, approvals, or permits, if any, of any competent Governmental Authority that are required under Cayman Islands, British Virgin Islands, Hong Kong, Singapore, Australia, India or PRC Law in connection with the lawful issuance, transfer and sale of securities pursuant to this Agreement and all other transactions contemplated by the Transaction Documents shall be duly obtained and remain effective as of Closing.

8.6    Proceedings Satisfactory. All corporate and legal proceedings taken by each Group Company and each Selling Party in connection with the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance of Purchased Shares and transfer of Transferred Shares, the adoption of the Memorandum and Articles, and the execution, delivery and performance of the Transaction Documents)and all documents relating to these transactions (including but not limited to the shareholders resolutions and board resolutions of each Group Company and the shareholders resolutions, board resolutions or the written decision of relevant governing body, as applicable, of each Selling Party) which are necessary to the signing and delivery hereof and the performance hereunder of the obligations of such Group Company and such Selling Party shall be duly completed in form and substance reasonably satisfactory to the Investor.

8.7    No Legal Proceedings. No legal action shall be pending or shall have been threatened which seeks to impose Liability upon any of the Group Companies by reason of the consummation of the transactions contemplated by the Transaction Documents to which it is a party.

8.8    Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by the Company by all necessary corporate action of the Board and shareholders of the Company. The Company shall have delivered to the Investor at Closing a written confirmation from the registered office provider of the Company confirming that the registered office provider of the Company has received from the Company the Memorandum and Articles for filing with the Registrar of Companies of the Cayman Islands, and the Memorandum and Articles shall be in full force and effect as of Closing.

8.9    Transaction Documents. Shareholders’ Agreement and all other Transaction Documents (other than the Memorandum and Articles) shall have been duly executed in form and substance mutually acceptable to the Investor, the Company and the Founder Parties. Each of the parties(other than the Investor) to the Shareholders’ Agreement and all other Transaction Documents (other than the Memorandum and Articles) shall have executed and delivered such agreements to the Investor.

8.10    Audited Financial Statements. The Company has provided the Investor with the audited consolidated balance sheets (excluding ESOP), profit and loss accounts and cash flow statements of the Company for the fiscal years ending on December 31, 2017 and December 31, 2018, as audited by Auditors. In addition, unaudited management account prepared in accordance with U.S. GAAP shall be furnished for the period from January 1 to June 30, 2019 in form and substance satisfactory to the Investor.

8.11    Reservation of Underlying Stock. The Ordinary Shares issuable on conversion of the Series E Preferred Shares shall have been duly authorized and Reserved.

8.12    Legal Opinions. The Company shall have delivered to the Investor or its counsel a legal opinion of Cayman Islands counsel to the Company in the form attached hereto as Exhibit C, and a legal opinion of PRC counsel to the Company in the form and substance reasonably satisfactory to the Investor.

8.13    Due Diligence. Legal, financial, regulatory and commercial due diligence of the Group Companies by the Investor shall have been completed to the reasonable satisfaction of such Investor.

8.14    Board Composition of the Company. Effective upon Closing, the Board shall be constituted of seven Directors, as follows:

(a)    one such Director shall be appointed by the Investor, who shall have two votes in respect of the passing of any resolution at any meeting of the Board (the “51 Representative”);

(b)    one such Director shall be appointed by the MSPE, who shall have two votes in respect of the passing of any resolution at any meeting of the Board;

(c)    one such Director shall be appointed by CBC, who shall have two votes in respect of the passing of any resolution at any meeting of the Board;

(d)    two such Directors shall be appointed by the Founders, each of whom shall have two votes in respect of the passing of any resolution at any meeting of the Board;

(e)    one such Director shall be appointed by IGC Asia, who shall have two votes in respect of the passing of any resolution at any meeting of the Board;

(f)    one such Director shall be appointed by CSV Capital Partners, who shall have one vote in respect of the passing of any resolution at any meeting of the Board.

8.15    BVI Subsidiary. The memorandum of association and the articles of association of the BVI Subsidiary have been duly amended and restated in form and substance to the satisfactory of the Investor.

8.16    Additional Documents. The Company shall have delivered to the Investor or its legal counsel:

(a)    true copies of the share certificates representing the Purchased Shares and Transferred Shares;

(b)    a copy of the Memorandum and Articles certified to be a true and complete copy thereof by a Director, the registered office provider of the Company or a professional legal adviser to the Company;

(c)    a copy of the register of members of the Company as at the date of the Closing, certified to be a true and complete copy thereof by a Director, the registered office provider of the Company or a professional legal adviser to the Company; and

(d)    a copy of the register of directors and officers of the Company as at the date of the Closing, certified to be a true and complete copy thereof by a Director, the registered office provider of the Company or a professional legal adviser to the Company, and reflecting the Board composition set forth in Section 8.14.

9.    Conditions to Company’s Obligations at Closing. The obligations of the Company under Section 2 of this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions, any of which may be waived in writing by the Company:

9.1    the representations and warranties given by the Investor at Closing under Section 5 of this Agreement being true and correct when made and true and correct in all material respects as of Closing; and

9.2    the Investor shall have executed the Shareholders’ Agreement and all other Transaction Documents to which it is a party and delivered its executed counterparts of the same to the Company.

10.    Long-Stop Date. In the event that any condition to Closing hereunder is not fulfilled or waived within 90 days of the signing of this Agreement, this Agreement shall terminate. Notwithstanding any termination of this Agreement and notwithstanding the non-consummation of any transaction contemplated under the Transaction Document, (i) the obligations of the parties specified in Sections 7, 12.1, 12.2, 12.3, 12.7 and 12.13 shall continue unimpaired and in full force and effect, and (ii) such termination shall not relieve any party from any liability hereunder for any misrepresentation or for the breach of any warranty, agreement or obligation hereunder.

11.    Post-Closing Covenants of the Warrantors.

11.1    Information Rights Relating to PFIC. The Company will furnish the Investor, upon request, as promptly as practicable, such information as the Investor shall request from time to time to determine whether any Group Company is a passive foreign investment company within the meaning of Section 1296 of the United States Internal Revenue Code of 1986, as amended.

11.2     Future Senior Managers. The Company shall cause each future Senior Manager to execute and deliver to the Company an Employment Agreement in form and substance reasonably satisfactory to the Investor.

11.3     Insurance Coverage. The Company shall obtain and maintain, in full force and effect, insurance policies as set forth in Section 6.2 of the Shareholders’ Agreement. Each Founder agrees to cooperate fully in obtaining such insurance policies.

11.4    Use of Proceeds.

(a)    The Company shall use the entire proceeds (less reasonable expenses agreed by the Investor) from the sale of the Purchased Shares solely for purposes of strategic acquisitions, research and development, sales and marketing and working capital and other purposes as approved by the Board (including the affirmative consent of the 51 Representative).

(b)    Without limiting the generality of the foregoing, the Company shall deposit the proceeds of the Series E Financing into a U.S. Dollar interest-bearing account in its name with a reputable international bank in Hong Kong (the “Main Account”). The Chief Executive Officer of the Company and the Director appointed by the Investor (or such other Person or Persons appointed by the Investor for this purpose), shall be the sole authorized signatories with respect to the Main Account (the “Account Signatories”), and the Company shall not change such Account Signatories without the prior written consent of the Investor.

(c)    Each payment out of the Main Account shall be no less than US$250,000 (except if transferring all the cash remaining in the Main Account) and shall be made, after obtaining the approval of both Account Signatories, only to bank account(s) approved by the Board for operational use in the usual and ordinary course of business.

(d)    The Company will not, directly or indirectly, use the proceeds from the sale of the Purchased Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(i)    to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)    in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the Series E Financing).

11.5    Control of WFOEs, the Domestic Company and the Domestic Subsidiaries. The WFOEs, the Domestic Company, the Domestic Subsidiaries and the legal representatives of any of the foregoing, shall act, and the Warrantors, jointly and severally, shall cause the WFOEs, the Domestic Company, the Domestic Subsidiaries and their legal representatives to act, solely in accordance with the directions of the Board.

11.6    Accounting Practice. The Company shall, the Founders shall cause the Company to, and the Founders and the Company shall cause each other Group Company to, ensure that there is no change to the method of accounting or accounting practice (including, without limitation, revenue recognition policies) of the Group Companies, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto.

11.7    Customer Indemnification. The Investor acknowledges that a Group Company may, from time to time, agree to indemnify its customer or other relevant indemnitees against losses arising from the services provided by such Group Company to such customer (the “Customer Indemnification”) in accordance with relevant service agreements by and between its customer and a Group Company (the “Service Agreements”). The Company shall, the Founders shall cause the Company to, and the Founders and the Company shall cause each other Group Company to, ensure that, any Service Agreement to be entered into between a Group Company and any customers after the Closing shall provide that the amount of Customer Indemnification that the Group in the aggregate is subject to pursuant to such Service Agreement will not exceed the maximum amount of service fees or other income that the Group in the aggregate will generate under such Service Agreement.

11.8    Internet Contents Provider License. Each Group Company agrees that it shall obtain and maintain a valid Value-Added Telecommunication Business Operation License (增值电信业务经 营许可证) from the competent Governmental Authority for the Business it conducts if such license is required by the competent Governmental Authority.

11.9    Compliance of Labor Laws. Each Group Company shall conduct business and provide services in compliance with applicable PRC Laws or any other applicable Laws on labor and/or social welfare and benefits. The Company and the Founders represents that the Group’s flexible staffing services are not labor dispatching service under the PRC Laws, and will take all actions and steps to ensure that the Group’s flexible staffing services will not be deemed to be labor dispatching services by any Governmental Authority.

11.10    Operation Permits. (i) Each Group Company shall properly obtain all authorizations, approvals, franchises, permits, certificates, licenses, and any similar governmental authorization necessary for the conduct of its business as now being conducted and as proposed to conduct and maintain the Licenses valid and in full force. (ii) The branch in Suzhou shall obtain such permit issued by the competent Governmental Authority when commencing Business for which such permit is required by the Governmental Authority.

11.11    Sanctions. No Group Company will engage in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is the subject of Sanctions or that appears on a list of designated persons maintained by a relevant authority in the U.S., EU or UK.

12.    Miscellaneous.

12.1    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Hong Kong, excluding those Laws that direct the application of the Laws of another jurisdiction.

12.2    Dispute Resolution.

(a)    Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation. If within 30 days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)    The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be one arbitrator. The arbitrator shall be jointly appointed by the disputing parties or, failing which the Secretary-General of the HKIAC shall appoint the arbitrator.

(c)    The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(d)    The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong and shall not apply any other substantive Law.

(e)    Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)    In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.

(g)    The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(h)    Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

12.3    Indemnity.

(a)    Scope of Indemnity. Subject to Section 12.10(b), from and after the Closing, each Warrantor other than the Founders, shall, jointly and severally, indemnify and hold harmless the Investor and its directors, officers, employees, agents, assigns and Affiliates (each, an “Indemnitee”) from and against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach, violation or nonperformance of, partial or total, any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement. The Founders shall not be obligated to indemnify and hold harmless any of the Indemnitees for any Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach, violation or nonperformance of any of the representations, warranties, covenants or agreements made by any Warrantor in or pursuant to this Agreement, except from and against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from the fraud, willful breaches, or gross negligence of such Founder. Notwithstanding the foregoing sentence, each Founder agrees severally and jointly with the other Warrantors to indemnify and hold harmless each Indemnitee from and against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach, violation or nonperformance of, partial or total, any of the representations, warranties, covenants or agreements made by any Warrantor solely in or pursuant to the Fundamental Representations.

(b)    Indemnity Basket. The Indemnitee shall not have the right to be indemnified pursuant to Section 12.3(a) unless and until the Indemnitees (or any of them) shall have incurred aggregate Indemnifiable Losses of US$100,000, after which each Indemnitee shall be entitled to indemnity for all Indemnifiable Losses without regard to the US$100,000 basket; provided, however, that the basket shall not apply to indemnification claims with respect to willful breaches.

(c)    Indemnity by Selling Parties. From and after the Closing, each Selling Party shall, severally but not jointly, indemnify and hold harmless each Indemnitee from and against any and all Indemnifiable Losses to such Indemnitee, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach, violation or nonperformance of, partial or total, any of the representations, warranties, covenants or agreements made by such Selling Party in or pursuant to this Agreement; provided, however, that no Selling Party shall be liable to any Indemnitee for any incidental, indirect, special or consequential damages whatsoever arising out of, caused by or related in any way to the inaccuracy in or breach, violation or nonperformance of any of the representations, warranties, covenants or obligations under this Agreement, even if the Indemnitee had been advised of the possibility of such damages. The Parties expressly agree that the above limitation on damages is an allocation of risk constituting in part the consideration for this Agreement. Except for the tax indemnification liability provided under Section 6.6(c) hereof, the aggregate liability of each Selling Party to all of the Indemnitees under this Agreement shall be capped at the total transfer price such Selling Party actually receives from the Investor under this Agreement. For the avoidance of doubt, any and all the Circular 7 Taxes paid by the Selling Party shall be deemed as part of the total transfer price such Selling Party actually receives from the Investor under this Agreement..

12.4    Counterparts and Facsimile/Email Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or email shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

12.5    Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

12.6    Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto); (c) five Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To: Any of the Warrantors

c/o CDP Holdings, Ltd

6F, Block A, Hi-Tech Building

No. 900 Yishan Road

Shanghai 200233

People’s Republic of China

Facsimile: +86 (21) 6125 3320

Telephone: +86 (21) 6125 3366

Email: [                ]

Attention: Chief Executive Office

To: Investor

Building 3, No. 1387 Zhang Dong Road

Shanghai, People’s Republic of China

Postal Code: 201203

Facsimile: [                ]

Telephone: [                ]

Email: [                ]

Attention: Kathleen Chien

To: Investor Investments and/or Investor Group

Patricia Industries – a part of Investor AB

1177 Avenue of the Americas, 47th Floor

New York, New York 10036

USA

Telephone: [                ]

Email: [                ]

Attention: MICHAEL OPORTO

To: Eight Roads Ventures and/or Eight Roads Principals

Suite 2201, Level 22, Two Pacific Place

88 Queensway, Admiralty

Hong Kong

Facsimile: [                ]

Telephone: [                ]

Email: [                ]

Attention: Mr. Ted Chua

To: Sumitomo

6509, 65/F, The Center

99 Queen’s Road

Central

Hong Kong

Facsimile: [                ]

Telephone: [                ]

Email: [                ]

Attention: Ms Sophronia Low

To: CBC

Unit 906, Level 9

Cyberport 2, 100 Cyberport Road

Hong Kong

Facsimile: [                ]

Telephone: [                ]

Email: [                ]

Attention: Mr. Liu Wei

To: IGC Asia

One Rockefeller Plaza

Suite 2801

New York, New York 10020

United States of America

Facsimile: [                ]

Telephone: [                ]

Email: [                ]

Attention: Mr. Michael Oporto

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12.6 by giving the other parties written notice of the new address in the manner set forth above.

12.7    Amendment of this Agreement. Any provision of this Agreement may be amended by a written instrument signed by the Investor, holders of a majority of the Ordinary Shares, and the Company.

12.8    Dollar Amounts. Unless otherwise specified, all dollar amounts in this Agreement are stated in, and shall be interpreted to be, dollars of the currency of the United States of America.

12.9    Entire Agreement; Successors and Assigns. Except as specifically referenced in this Agreement, this Agreement, together with all Exhibits and Schedules to this Agreement, supersedes all prior agreements by or among the Parties with respect to the subject matter hereof (including in particular the purchase of the Series E Preferred Shares) and constitutes the entire contract among the parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the parties) regarding the purchase of capital stock of the Company is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties to this Agreement.

12.10    Survival of Warranties; Procedure for Claims.

(a)    The representations, warranties, and covenants of the Warrantors (other than the Founders) set forth in this Agreement shall survive the execution and delivery of this Agreement and Closing for the applicable statutory limitation periods. Subject as otherwise provided in Section 12.10(b) below, the representations, warranties, and covenants of the Founders set forth in this Agreement shall survive the execution and delivery of this Agreement and Closing for two years. The representations, warranties, and covenants of the Selling Parties set forth in this Agreement shall survive the execution and delivery of this Agreement and Closing for two year.

(b)    No claim for indemnification pursuant to Section 12.3 of this Agreement may be brought against any Founder, unless the claim against such Founder is necessitated by any applicable statutory limitation periods, rule of law or judgment of a competent court and provided that the Investor shall stay execution of any judgment or claim against such Founder pursuant to any successful proceeding against such Founder until all Indemnifiable Losses capable of recovery in satisfaction of such judgment or claim have been recovered against the Company to the maximum extent permitted by applicable Law or unless necessitated by any applicable statutory limitation periods, rule of law or judgment of a competent court. To the extent any Indemnifiable Losses remain after the Investor has exhausted all claims against the other Warrantors, the Investor may claim such remaining Indemnifiable Losses against the Founders or any of them. Notwithstanding Section 12.10(a), the representations, warranties, and covenants of the Founders set forth in this Agreement shall survive for as long as is necessary to complete the process set forth in this Section 12.10(b).

12.11    Limitation of Warrantors’ Liability. The maximum liability of the Warrantors, collectively, under this Agreement shall be an amount equal to 150 percent of the aggregate purchase price paid by the Investor for the Purchased Shares and Transferred Shares, provided, however, that the maximum liability of the Founders, collectively, under this Agreement shall be an amount equal to 100 percent of the aggregate purchase price paid by the Investor for the Purchased Shares and Transferred Shares. The foregoing limitations shall not apply to fraud, willful breaches, or gross negligence of the Warrantors.

12.12    Further Assurances. From and after the date of this Agreement, at the reasonable request of the Investor, the Warrantors shall execute and deliver such instruments, documents or other writings as may be necessary to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and other Transaction Documents.

12.13    Fees and Expenses. The Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, and additionally the Company shall pay or reimburse, after the Closing and within fifteen (15) Business Days after receipt of relevant bills, all reasonable costs and expenses incurred or to be incurred by Investor up to a maximum of US$100,000 in connection therewith if the transactions contemplated hereby and thereby are completed successfully. If the transactions hereby and thereby are not completed successfully, each of the Parties shall pay all of its own costs and expenses incurred in connection therewith.

12.14    Exclusivity. From the date hereof up to the earlier of Closing or the date falling three calendar months from the date hereof, each of the Warrantors agrees, jointly and severally, with the Investor that they will not make and/or maintain any form of contact with any other potential investors, whether private or institutional or corporate, for the purpose of raising funds for any Group Company or any of their respective Affiliates, without the prior written consent of the Investor.

12.15    No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

12.16    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. The obligations of each Selling Party under this Agreement and the other Transaction Documents are several and not joint, and no Selling Party is responsible in any way for the performance or conduct of any other Parties in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Selling Party pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investor. Each Selling Party agrees that no other Parties has acted as an agent for such Selling Party in connection with the transactions contemplated hereby. The Investor acknowledges that, except for the representations, warranties, covenants and undertakings provided by Warrantors and Selling Parties under the Transaction Documents (including without limitation the representations and warranties made to the Investor in Section 3 and Section 4 of this Agreement), it is not relying upon any person, firm or corporation in making its investment or decision to invest in the Company. The Investor agrees that, except otherwise explicitly provided under the Transaction Documents (including without limitation the liability provided under Section 6.6 and Section 12.3), no Selling Party nor the respective controlling persons, officers, directors, partners, agents, or employees of any Selling Parties shall be liable to the Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated herein.

12.17    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.18    Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

CDP HOLDINGS, LTD

By:	/s/ Wei Wang
Name: Wei Wang Title: Director

CDP GROUP LIMITED

By:	/s/ Wei Wang
Name: Wei Wang Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

CDP INFORMATION TECHNOLOGY (SHANGHAI CO., LTD.		CDP INFORMATION TECHNOLOGY (SUZHOU INDUSTRIAL PARK CO., LTD.

By:	/s/ Wei Wang	By:	/s/ Wei Wang
Name: Wei Wang		Name: Wei Wang
Title: Legal Representative		Title: Legal Representative

KUNSHAN CDP INFORMATION TECHNOLOGY CO., LTD.		SHANGHAI CAISHUO HUMAN RESOURCES INFORMATION CONSULTING CO., LTD.

By:	/s/ Wei Wang	By:	/s/ QiuWen Wang
Name: Wei Wang		Name: QiuWen Wang
Title: Legal Representative		Title: Legal Representative

SHANGHAI CAISHUO HUMAN RESOURCES SERVICE CO., LTD.		NINGBO CAISHUO HUMAN RESOURCES SERVICE CO., LTD.

By:	/s/ QiuWen Wang	By:	/s/ QiuWen Wang
Name: QiuWen Wang		Name: QiuWen Wang
Title: Legal Representative		Title: Legal Representative

KUNSHAN CAISHUO HUMAN RESOURCES SERVICE CO., LTD.		SHANGHAI CDP HUMAN RESOURCES MANAGEMENT CO., LTD.

By:	/s/ QiuWen Wang	By:	/s/ Wei Lu
Name: QiuWen Wang		Name: Wei Lu
Title: Legal Representative		Title: Legal Representative

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

CHANGSHU CAISHUO HUMAN RESOURCES CO., LTD.		DALIAN CAISHUO HUMAN RESOURCES CO., LTD.

By:	/s/ Wei Wang	By:	/s/ FeiLu Hou
Name: Wei Wang		Name: FeiLu Hou
Title: Legal Representative		Title: Legal Representative

XINDAFU HUJIN INSURANCE BROKERS (SHANGHAI CO., LTD.		SHENZHEN CAISHUO HUMAN RESOURCES CO., LTD.

By:	/s/ Wei Lu	By:	/s/ YingGuo Wu
Name: Wei Lu		Name: YingGuo Wu
Title: Legal Representative		Title: Legal Representative

TIANJIN LEYE TIANCHENG HUMAN RESOURCES MANAGEMENT SERVICE CO., LTD.		ZHIXIANG HUMAN RESOURCES SERVICE (NINGBO) CO., LTD.

By:	/s/ FeiLu Hou	By:	/s/ MeiHong Zhang
Name: FeiLu Hou		Name: MeiHong Zhang
Title: Legal Representative		Title: Legal Representative

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

CDP GROUP (HONG KONG) LIMITED		CDP ASIA HCM PTE. LTD.

By:	/s/ Wei Wang	By:	/s/ Wei Wang
Name:	Wei Wang	Name:	Wei Wang
Title:	Director	Title:	Director

CDP AUSTRALIA HCM PTY. LTD.		CDP HCM GROUP PRIVATE LIMITED

By:	/s/ Wei Wang	By:	/s/ Wei Wang
Name:	Wei Wang	Name:	Wei Wang
Title:	Director	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

GARAMOND PARTNERS LIMITED

By:	/s/ WEI WANG	/s/ WEI WANG
Name: WEI WANG		WEI WANG
Title: Director

/s/ WEI LU
WEI LU

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

INVESTOR INVESTMENTS ASIA LIMITED

By:	/s/ Michael V Oporto

Name:	Michael V Oporto
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

INVESTOR GROUP ASIA L.P. acting by its general partner

Investor Growth Capital Asia LLC

By:	/s/ Michael V Oporto

Name:	Michael V Oporto
Title:	Managing Member

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

ASIA VENTURES I LP

By: Eight Roads Asia Partners I LP, its General Partner

By: Eight Roads GP as General Partner

By:	/s/ Matthew Heath

Name:	Matthew Heath
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

EIGHT ROADS ASIA PRINCIPALS I LP

By: Eight Roads Asia Partners I LP, its General Partner

By: Eight Roads GP as General Partner

By:	/s/ Matthew Heath

Name:	Matthew Heath
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

SUMITOMO CORPORATION EQUITY ASIA LIMITED

By:	/s/ Daiju NAKAHASHI

Name:	Daiju NAKAHASHI
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

CHINA BROADBAND CAPITAL PARTNERS II, L.P.
acting by its general partner

CBC Partners II, L.P.

By:	/s/ Oliver Ao

Name:	Oliver Ao
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

IGC ASIA FUND V, L.P. acting by its general partner

Investor Growth Capital Asia LLC

By:	/s/ Michael V Oporto

Name:	Michael V Oporto
Title:	Managing Member

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Share Purchase Agreement as of the date first written above.

51job, Inc.

By:	/s/ Kathleen Chien

Name:	Kathleen Chien
Title:	COO/Acting CRO

[Signature Page to Share Purchase Agreement]